UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant
☒
Filed by a Party other than the Registrant
❑
Check the appropriate box:

❑	Preliminary Proxy Statement

❑	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

❑	Definitive Additional Materials

❑	Soliciting Material Pursuant to §240.14a-12

Qorvo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

❑	Fee paid previously with preliminary materials.

❑	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FY26

Notice of Annual Meeting and Proxy Statement

qorvo®

all around you

June 26, 2026

Dear Qorvo Stockholders:

You are invited to attend Qorvo’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). This year’s Annual Meeting will be held on August 11, 2026, at 8:00 a.m. Central Daylight Time at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, TX 75024. During the Annual Meeting, we will consider each item of business described in the Notice of Annual Meeting of Stockholders and the accompanying proxy statement.

On or about June 26, 2026, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2026 Annual Report, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Those stockholders who did not receive the Notice of Internet Availability of Proxy Materials will instead receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2026 Annual Report. Copies of these materials are available at www.proxyvote.com.

The Notice of Annual Meeting of Stockholders and the accompanying proxy statement contains important information and you should read them carefully. Whether or not you plan to attend and participate in the Annual Meeting, we ask that you vote as soon as possible to ensure that your voice is heard. You may vote by proxy via the Internet or telephone, or, if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction form or the information forwarded by your broker, bank or other nominee. For detailed information regarding voting instructions, please refer to the accompanying proxy statement.

We thank you for being a Qorvo stockholder. If you have any questions or require assistance with voting your proxy card or voting instruction form, please contact our proxy solicitation firm, Innisfree M&A Incorporated:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free at (877) 687-1871

Brokers, banks and other nominees may call collect at (212) 750-5833

PLEASE VOTE AS SOON AS POSSIBLE. YOUR SUPPORT IS IMPORTANT TO US.

Sincerely,

Jason K. Givens

Secretary

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Dear Qorvo Stockholders:

We hereby give notice that the 2026 Annual Meeting of Stockholders of Qorvo, Inc. (“Qorvo”) will be held on August 11, 2026, at 8:00 a.m. Central Daylight Time at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, TX 75024, for the following purposes:

(1)

To elect the following 10 director nominees, also named in the accompanying proxy statement, to serve a one-year term and until her/his successor has been duly elected and qualified, or her/his earlier resignation or removal: Robert A. Bruggeworth, Judy Bruner, Richard L. Clemmer, Peter A. Feld, John R. Harding, Christopher R. Koopmans, Alan S. Lowe, Roderick D. Nelson, Dr. Walden C. Rhines and Susan L. Spradley.

(2)	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as disclosed in the proxy statement).

(3)	To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for the fiscal year ending April 3, 2027.

(4)	If properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on a stockholder proposal, as described in the accompanying proxy statement.

(5)	To transact such other business that may properly come before the meeting by or at the direction of our Board of Directors.

The accompanying proxy statement provides detailed information about the matters to be considered at the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, we hope you will read the accompanying proxy statement and vote as soon as possible so that your voice is heard. On or about June 26, 2026, we began mailing to stockholders the Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2026 Annual Report on Form 10-K for the year ended March 28, 2026 and the attached proxy statement and form of proxy card, or voting instruction form to stockholders of record as of the close of business on June 16, 2026.

We urge you to vote TODAY by following the instructions on the proxy card or voting instruction form to vote on the Internet, by telephone or by completing, signing and returning the proxy card or voting instruction form in the enclosed, postage pre-paid envelope. Returning a proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. If you are the beneficial but not record owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a brokerage firm, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares.

THE BOARD RECOMMENDS VOTING “FOR” ALL OF THE BOARD’S NOMINEES ON PROPOSAL 1, “FOR” PROPOSALS 2 and 3 AND “AGAINST” PROPOSAL 4 USING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

Only stockholders of record at the close of business on the record date, June 16, 2026, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jason K. Givens

Secretary

June 26, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on August 11, 2026:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available free of charge at www.proxyvote.com.

 2026 Proxy Statement

Website addresses and hyperlinks are included for reference only. The information contained on or available through websites referred to and/or linked to in this proxy statement (other than the Company’s website to the extent specifically referred to herein as required by SEC rules) is not part of this proxy solicitation and is not incorporated by reference into this proxy statement or any other proxy materials.

 2026 Proxy Statement

Proxy Statement

For the 2026 Annual Meeting of Stockholders

August 11, 2026

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

2026 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement for Qorvo, Inc., which we sometimes refer to as the “Company” or “Qorvo.” This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time and Date	8:00 a.m. Central Daylight Time, August 11, 2026

●	Location	The Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, TX 75024

●	Record Date	June 16, 2026

●	Voting Your Shares	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

●	Attending the Meeting

Stockholders attending the meeting in person will need to present valid photo identification and, if you are not a registered holder, proof of ownership of Qorvo common stock. See pages 66-67 for further instructions.

How to Vote

Although stockholders may vote in person at the Annual Meeting, we strongly encourage all stockholders to vote their shares prior to the meeting using one of the voting methods below:

Mail You may indicate your vote by completing and signing the enclosed proxy card or the voting instruction form you received and mailing it in the enclosed postage-paid reply envelope.

Telephone

You may submit a proxy by

telephone until 11:59 p.m. Eastern

Time on August 10, 2026 by calling

toll-free 1-800-690-6903

and following the instructions on the proxy card or voting instruction form.

Internet

You may submit a proxy electronically

until 11:59 p.m. Eastern Time on

August 10, 2026 by going to

www.proxyvote.com and following the

instructions on the website. You will

need the control number that appears

on your proxy card or voting instruction form.

 2026 Proxy Statement 1

2026 Proxy Statement Summary

Meeting Agenda

Proposal		Board Recommendation	Page

1 .	To elect the following 10 director nominees, also named in this proxy statement to serve a one-year term and until her/his successor has been duly elected and qualified, or her/his earlier resignation or removal: Robert A. Bruggeworth, Judy Bruner, Richard L. Clemmer, Peter A. Feld, John R. Harding, Christopher R. Koopmans, Alan S. Lowe, Roderick D. Nelson, Dr. Walden C. Rhines and Susan L. Spradley.	✓ Vote FOR all director nominees recommended by the Board of Directors and named in this proxy statement	5

2 .	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.	✓ Vote FOR	23

3 .	To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for fiscal year ending April 3, 2027.	✓ Vote FOR	58

4 .	If properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on a stockholder proposal, as described in this proxy statement.	× Vote AGAINST	60

Board Director Nominees

The following table provides summary information about each director nominee.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	GNC

Robert A. Bruggeworth	65	2013	President and CEO of Qorvo

Judy Bruner	67	2021	Former Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation	✓	C		✓

Richard L. Clemmer	74	2025	Founding Partner of Socratic Partners and former CEO of NXP Semiconductors	✓		✓

Peter A. Feld	47	2025	Managing Member, Portfolio Manager and Head of Research, Starboard Value LP	✓	✓

John R. Harding	71	2015	General Partner of Harding Partners, LP	✓	✓

Christopher R. Koopmans	49	2025	Chief Operating Officer of Marvell Technology	✓	✓

Alan S. Lowe	64	2024	Former President and CEO, Lumentum	✓		✓

Roderick D. Nelson	66	2015	Founder and Principal of Nelson Technology Partners, Inc.	✓	✓		C

Dr. Walden C. Rhines	79	2015	Former CEO of Cornami, Inc. and Mentor Graphics Inc.	✓		C	✓

Susan L. Spradley	65	2017	Partner, TAP Growth Group	✓		✓	✓

AC — Audit Committee
CC — Compensation Committee

GNC — Governance and Nominating Committee
C — Committee Chair

Merger Agreement with Skyworks Solutions, Inc.

On October 27, 2025, Qorvo, Inc. entered into an agreement and plan of merger (the “Skyworks Merger Agreement”) with Skyworks Solutions, Inc. (“Skyworks”), pursuant to which each share of Qorvo common stock will be converted into the right to receive 0.960 shares of Skyworks common stock and $32.50 in cash (the “Skyworks Merger”). The consummation of the Skyworks Merger is subject to receipt of required regulatory approvals and other customary closing conditions. On February 11, 2026, our stockholders voted to approve the Skyworks Merger and related proposals. No action is expected to be taken by our stockholders at our 2026 Annual Meeting regarding the Skyworks Merger.

2   2026 Proxy Statement

2026 Proxy Statement Summary

Fiscal 2026 Financial Performance Highlights

●

Gross margin for fiscal 2026 increased to 45.9%, compared to 41.3% in fiscal 2025, driven by our strategy within the Advanced Cellular Group (“ACG”) segment to reduce exposure to lower margin, mass-market Android smartphones, as well as the strategic optimization of business mix within and across operating segments.

●	Operating income increased to $411.4 million in fiscal 2026, compared to $95.5 million in fiscal 2025, driven by higher gross margin and lower goodwill and intangible asset impairment charges.

●	Net income per diluted share increased to $3.62 for fiscal 2026, compared to net income per diluted share of $0.58 for fiscal 2025.

●	Operating activities in fiscal 2026 generated cash of $808.6 million, compared to $622.2 million in fiscal 2025.

●	We repurchased 6.6 million shares of our common stock for $536.7 million in fiscal 2026, compared to repurchases of 4.0 million shares of our common stock for $358.8 million in fiscal 2025.

Fiscal 2026 Compensation Decisions

For fiscal 2026, we made the following compensation decisions with respect to our Named Executive Officers:

●

Base salaries for our Named Executive Officers increased modestly reflecting the Compensation Committee’s consideration of competitive market data as well as the individual performance and roles and responsibilities of each Named Executive Officer.

●

Based on our financial performance in the first half and second half of fiscal 2026, the Named Executive Officers received short-term cash incentive awards at 110.1% and 86.0%, respectively, of their fiscal 2026 target percentage based on their base salary paid during the applicable six-month performance period.

●

We continued to grant performance based restricted stock units (“PBRSUs”) in fiscal 2026 that are earned based on the achievement of certain non-GAAP gross margin targets (which were first introduced in fiscal 2025) to more closely align the compensation received by our Named Executive Officers to company performance and shareholder value creation.

●

Our Named Executive Officers earned (i) Objectives-based PBRSUs (as defined below) at 134% of the targeted number of units, (ii) Gross margin PBRSUs (as defined below) at 145% and 166.7% of their respective 2026 fiscal year targets set by the Compensation Committee in fiscal years 2025 and 2026, respectively, and (iii) service-based RSUs (“Service-based RSUs”) in amounts consistent with our equity-based compensation practices.

Compensation Decisions for Fiscal 2027

For fiscal 2027, the Compensation Committee made changes to our PBRSU program in response to the results of the advisory say-on-pay vote at our 2025 annual meeting of stockholders, in which 59% of shareholders supported our executive compensation programs, and based on feedback gathered through subsequent outreach to shareholders representing nearly 70% of our outstanding shares. In response to the feedback received, the Committee approved new performance metrics for PBRSU grants awarded in fiscal 2027. The Committee removed the Objectives-based PBRSU component from the program and, instead, approved 2027 PBRSU grants based entirely on financial performance metrics, including (i) non-GAAP operating income (weighted 50% of the total target award value), (ii) non-GAAP gross margin (weighted 25% of the total target award value) and (iii) revenue (weighted 25% of the total target award value).

The Compensation Committee believes that the incorporation of these key corporate financial objectives will strengthen our commitment to our pay for performance philosophy and more closely align certain key components of our executive compensation program with longer-term stockholder value creation through achievement of financial results. See the section entitled “2025 Say-on-Pay Voting Results and Shareholder Feedback” in our Compensation Discussion & Analysis for additional detail regarding our shareholder engagement efforts in fiscal 2026 and the terms of the 2027 PBRSUs.

We believe our executive compensation program provides a balanced and stable foundation to reward our Named Executive Officers for achieving our corporate objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps not only to achieve our short-term and long-term goals, but also to align the interests of our management team with those of Qorvo and our stockholders.

 2026 Proxy Statement 3

2026 Proxy Statement Summary

Corporate Governance Practices Reflect Board and Management Accountability

●

100% of our non-executive directors are independent (and 90% of all our current directors are independent)

●

Our Chair of the Board is an independent director, as are the Chairs of each Board Committee

●

Majority voting for director elections in uncontested elections

●

Annual elections for all directors

●

Require CEO stock ownership equal to 5x salary

●

Robust stock ownership requirements for directors equal to 5x their annual retainer

●

Annual Board and Committee self-evaluations

●

Annual CEO evaluation process led by the Chair of the Governance and Nominating Committee

●

Individual director peer evaluations conducted on a biennial basis

●

Our independent directors regularly meet in executive sessions without management, with the Chair of the Governance and Nominating Committee or the Lead Independent Director presiding

●

Eligible stockholders may nominate their own director nominees to be included in the Company’s proxy materials

●

Our bylaws permit stockholders collectively owning 25% or more of our common stock to call a special meeting of stockholders

Compensation Practices Reflect Responsible Governance

●

Aligns Company performance with compensation of our Named Executive Officers

●

Prohibitions on backdating and repricing of equity awards, including options, without stockholder approval

●

We do not provide excessive perquisites to our executive officers, such as personal club memberships or automobile allowances

●

We impose “clawback” restrictions in our senior officer equity awards (beyond those required by applicable law) and have also adopted a compensation recoupment policy in accordance with SEC rules and Nasdaq listing standards

●

We prohibit the hedging or pledging of Qorvo securities

●

We provide change-in-control agreements with “double trigger” acceleration of equity awards, requiring a qualifying termination of employment following a change in control

Cautionary Note Regarding Forward-Looking Statements

This proxy statement includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, the proposed transaction with Skyworks, including any statements regarding the expected timetable for completing the proposed transaction with Skyworks, the ability to complete the proposed transaction with Skyworks and the expected benefits of the proposed transaction with Skyworks, and are not historical facts and typically are identified by terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Although forward-looking statements in this proxy statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known and understood by us. Consequently, forward-looking statements involve inherent risks and uncertainties, and actual financial results and outcomes may differ materially and adversely from the results and outcomes discussed in or anticipated by the forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements. Material factors that could cause actual results to differ materially from our expectations are summarized and disclosed in Qorvo’s most recent Annual Report on Form 10-K and in other reports and statements filed with the SEC.

4   2026 Proxy Statement

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Board of Director Nominees for Election

We are asking you to elect each of the 10 director nominees listed below to serve on our Board of Directors for a one-year term expiring at the annual meeting of stockholders in 2027, or until his or her earlier resignation or removal. The Board size is currently fixed at 10 directors.

Each nominee is a director of Qorvo, has consented to being named in this proxy statement and has agreed to serve if elected. Although we expect that each of the Company nominees will be available for election, if any vacancy in the slate of Company nominees occurs because a nominee is unable to serve or for good cause will not serve as a director, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors in the place of the unavailable nominee. The names of the Company’s 10 nominees for election to the Board, their principal occupations and qualifications are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH

OF THE DIRECTOR NOMINEES LISTED BELOW.

Robert A. Bruggeworth Age: 65 Director Since: 2013 Public Company Directorships: ● MSA Safety Incorporated

Professional Experience:

Mr. Bruggeworth has served as our President and Chief Executive Officer and as a director since Qorvo’s incorporation in December 2013. Prior to becoming a director of Qorvo, he was RFMD’s President and Chief Executive Officer and a director from January 2003 until January 2015, having previously served in several senior management positions at RFMD beginning in September 1999. From July 1983 to April 1999, Mr. Bruggeworth held several manufacturing and engineering positions at AMP Inc. (now TE Connectivity plc), a supplier of electrical and electronic connection devices, most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong. Mr. Bruggeworth is Chairman of the board of directors for MSA Safety Inc. and has served on its board since May 2007. MSA Safety is a publicly traded global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. From November 2022 to October 2024, Mr. Bruggeworth served on the board of directors of Seagate Technology Holdings plc, a publicly traded provider of storage solutions. Mr. Bruggeworth served as the Chair of the Semiconductor Industry Association in 2021 and served as its Vice Chair in 2020.

Key Skills and Qualifications:

As our President and Chief Executive Officer, Mr. Bruggeworth understands our business and the challenges and issues that we face and brings to the Board strong leadership skills, substantial global business experience and significant experience with respect to strategic planning, business development and mergers and acquisitions. Mr. Bruggeworth also has over 30 years of experience with respect to manufacturing, marketing and material sourcing for semiconductors and other electronic products.

 2026 Proxy Statement 5

Proposal 1 – Election of Directors

Judy Bruner Age: 67 Director Since: 2021 Committees: ● Audit (Chair) ● Governance and Nominating Public Company Directorships: ● Applied Materials, Inc. ● Rapid7, Inc.

Professional Experience:

Ms. Bruner has served on the Board of Directors since May 2021 and as Chair of the Audit Committee since November 2023. She served as the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corp, a supplier of flash storage products, from June 2004 until its acquisition by Western Digital in May 2016. Ms. Bruner was Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to that, she held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner has served as a member of the boards of directors of Applied Materials, Inc., a publicly traded semiconductor equipment manufacturer, since July 2016, Rapid7, Inc., a publicly traded security data and analytics solutions provider, since October 2016, and Seagate Technology Holdings plc, a publicly traded provider of storage solutions, from January 2018 until October 2025. She previously served on the boards of directors of Brocade Communications Systems, Inc. from January 2009 to November 2017 and Varian Medical Systems, Inc. from August 2016 to April 2021.

Key Skills and Qualifications:

Ms. Bruner brings to the Board and its committees over 35 years of financial management and operational experience in the global high-tech industry and extensive experience with strategy, investor relations, compliance, and enterprise risk management. In addition, her service on other public company boards, including as chair of audit and nominating and corporate governance committees, brings valuable experience to the Board, including with regard to cybersecurity and information technology matters.

Richard L. Clemmer Age: 74 Director Since: 2025 Committees: ● Compensation Public Company Directorships: ● HP Inc. ● Seagate Technology Holdings plc

Professional Experience:

Mr. Clemmer has served on the Board of Directors since April 2025. Mr. Clemmer is the founding partner of Socratic Partners, a venture capital firm that invests in the semiconductor industry, and has served as a global technology Chief Executive Officer. Most recently, Mr. Clemmer served as the Chief Executive Officer and President of NXP Semiconductors N.V., a semiconductor company, from 2009 to May 2020. Previously, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, from 2007 to 2008. He also served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company, from 2005 to 2007. Prior to joining Agere Systems, Mr. Clemmer held a number of executive leadership positions at Texas Instruments, Inc. and Quantum Corporation. Mr. Clemmer has served on the board of directors of HP Inc. since February 2020, and Seagate Technology Holdings plc since August 2022. Mr. Clemmer also serves on multiple private and non-profit boards. Mr. Clemmer previously served on the board of directors of Aptiv PLC, NXP Semiconductors N.V. and NCR Corporation.

Key Skills and Qualifications:

Mr. Clemmer brings to the Board over 50 years of experience in the global high-tech industry, including experience with semiconductor, storage and software companies. He also has extensive leadership experience with a deep understanding of the challenges facing semiconductor companies and how to navigate strategic transactions. Additionally, Mr. Clemmer brings valuable knowledge from his experience as a director for multiple public company boards.

6   2026 Proxy Statement

Proposal 1 – Election of Directors

Peter A. Feld Age: 47 Director Since: 2025 Committees: ● Audit Public Company Directorships: ● BILL Holdings, Inc.

Professional Experience:

Mr. Feld has served on the Board of Directors since August 2025. Mr. Feld is a Managing Member, Portfolio Manager and Head of Research of Starboard Value LP since April 2011. Prior to founding Starboard in 2011, Mr. Feld was a Managing Director and Head of Research at Ramius LLC for funds that comprised the Value and Opportunity investment platform. Prior to joining Ramius in February 2005, Mr. Feld was an analyst in the Technology Investment Banking group at Banc of America Securities LLC. Since October 2025, Mr. Feld has served on the board of directors of BILL Holdings, Inc., a publicly traded provider of cloud-based software. Previously, Mr. Feld served on the boards of directors of Gen Digital Inc., a global leader dedicated to powering Digital Freedom through its family of consumer brands, from September 2018 to May 2025; Green Dot Corporation, a financial technology company, from March 2022 to October 2023; GCP Applied Technologies, Inc., a technology company, from June 2020 until it was acquired by Compagnie de Saint-Gobain S.A. in September 2022; Magellan Health, Inc., a healthcare company, from March 2019 until it was acquired by Centene Corporation in January 2022; AECOM, a multinational infrastructure firm, from November 2019 to June 2020; Marvell Technology Group Ltd., a storage, networking and connectivity semiconductor solutions company, from May 2016 to June 2018; The Brink’s Company, a global leader in security-related services, from January 2016 to November 2017; Insperity, Inc., an industry-leading HR services provider, from March 2015 to June 2017; Darden Restaurants, Inc., a full-service restaurant company, from October 2014 to September 2015; Tessera Technologies, Inc. (n/k/a Xperi Corporation), a leading product and technology licensing company, from June 2013 to April 2014; and Integrated Device Technology, Inc., a company that designed, developed, manufactured and marketed a range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 to February 2014. Mr. Feld received a Bachelor of Arts degree in Economics from Tufts University.

Key Skills and Qualifications:

Mr. Feld brings to the Board extensive knowledge of the capital markets, corporate finance, and public company governance practices as a result of his investment experience, together with his significant public company board experience.

John R. Harding Age: 71 Director Since: 2015 Committees: ● Audit

Professional Experience:

Mr. Harding has served on the Board of Directors since January 2015. From 2006 until 2015, he served as a director of RFMD. Since January 2020, Mr. Harding has served as a consultant in the fabless semiconductor design and manufacturing field as the General Partner of Harding Partners, LP. Mr. Harding co-founded eSilicon Corporation, a privately held company that designed and manufactured complex custom chips for a broad portfolio of large and small firms. He served as President and Chief Executive Officer of eSilicon from its inception in May 2000 until it was acquired by Inphi Corporation in January 2020. Before starting eSilicon Corporation, Mr. Harding served as President, Chief Executive Officer and a director of publicly traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding held a variety of senior management positions at Zycad Corporation, and his career also includes positions with TXL and IBM Corporation. From 2012 to 2016, Mr. Harding served on the board of directors of Advanced Micro Devices, Inc. Mr. Harding has also held leadership roles at Drew University, where he was Vice Chairman of the Board of Trustees, and Indiana University, where he was a member of the Advisory Board for the School of Public and Environmental Affairs. In addition, Mr. Harding served as a member of the Steering Committee at the U.S. Council on Competitiveness and was a former member of the National Academies Committee for Software, Growth and the Future of the U.S. Economy. From 2004 to 2020, Mr. Harding served as a member of the board of directors of the Global Semiconductor Alliance. From August 2022 to September 2024, Mr. Harding served as a director and Chair of the board of Meta Materials Inc., a publicly traded developer of high-performance materials and nanocomposites, and from April 2021 to December 2024, as a director of SandFirst, Inc., an Electronic Design Automation company. Since August 2025, Mr. Harding has served on the advisory board of Alpha Design AI, Inc. He is a frequent international speaker on the topics of innovation, entrepreneurship and semiconductor trends and policies.

Key Skills and Qualifications:

Mr. Harding brings to the Board and its committees a deep understanding of the challenges facing semiconductor companies gained from his experience as Chairman and Chief Executive Officer of eSilicon Corporation. Additionally, Mr. Harding has substantial operational experience, business acumen and expertise in corporate strategy development gained from his global business experience.

 2026 Proxy Statement 7

Proposal 1 – Election of Directors

Christopher R. Koopmans Age: 49 Director Since: 2025 Committees: ● Audit

Professional Experience:

Mr. Koopmans has served on the Board of Directors since April 2025. Since July 2025, Mr. Koopmans has served as President and Chief Operating Officer at Marvell Technology, Inc., a publicly traded semiconductor company, where he leads the company’s global business operations, ensuring the successful execution of its strategic goals while shaping its long-term growth strategy. Prior to becoming President and Chief Operating Officer, Mr. Koopmans served in a variety of senior management roles, including as Chief Operations Officer from 2021 to 2024, Executive Vice President of Marketing and Business Operations from 2019 to 2021, and Executive Vice President of Business Operations from 2018 to 2019. Prior to joining Marvell in 2016, Mr. Koopmans served as Vice President and General Manager of Service Provider Platforms at Citrix Systems. Mr. Koopmans joined Citrix with the acquisition of Bytemobile in 2012, a company he co-founded and for which he served as Chief Operating Officer. Mr. Koopmans earned a Bachelor of Science degree in Computer Engineering with Highest Honors from the University of Illinois and spent time as a Ph.D. Student in Electrical and Computer Engineering at the University of Illinois under a National Science Foundation Graduate Research Fellowship. He currently serves on the board of visitors at the Grainger College of Engineering at the University of Illinois.

Key Skills and Qualifications:

Mr. Koopmans brings to the Board substantial experience in the semiconductor and wireless communications industries, including broad operating experience in strategic planning, sales and marketing. He also brings strong leadership skills with executive experience across multiple companies, and substantial experience in mergers and acquisitions.

Alan S. Lowe Age: 64 Director Since: 2024 Committees: ● Compensation Public Company Directorships: ● Modine Manufacturing Company

Professional Experience:

Mr. Lowe was appointed to the Board of Directors in November 2024. He served as President and Chief Executive Officer of Lumentum Holdings Inc. from July 2015 until February 2025. Prior to Lumentum’s separation from Viavi Solutions Inc. in 2015, Mr. Lowe was employed by Viavi. Mr. Lowe joined Viavi in September 2007 as Senior Vice President of the lasers business and became Executive Vice President and President of Viavi’s communications and commercial optical products business in October 2008. Prior to joining Viavi, Mr. Lowe was Senior Vice President, customer solutions group at Asyst Technologies, Inc., a leader in automating semiconductor and flat panel display fabs. From 2000 to 2003, he was President and Chief Executive Officer of Read-Rite Corporation, a manufacturer of thin-film recording heads for disk and tape drives. From 1989 to 2000, Mr. Lowe served in roles of increasing responsibility at Read-Rite, including President and Chief Operating Officer, and Senior Vice President of customer business units. Since 2025, Mr. Lowe has served on the board of Modine Manufacturing Company, a publicly traded company that designs, engineers and manufactures thermal solutions.

Key Skills and Qualifications:

Mr. Lowe brings to the Board and its committees extensive management expertise in the telecommunications industry, demonstrated by his experience as President and Chief Executive Officer of Lumentum Holdings Inc. His tenure at Viavi and Asyst Technologies also provided him with technical expertise into the automation of semiconductor and flat panel display fabs.

8   2026 Proxy Statement

Proposal 1 – Election of Directors

Roderick D. Nelson Age: 66 Director Since: 2015 Committees: ● Audit ● Governance and Nominating (Chair)

Professional Experience:

Mr. Nelson has served on the Board of Directors since January 2015. From 2012 until 2015, he served as a director of TriQuint, one of Qorvo’s predecessor entities. An expert in wireless technology, in 2022 Mr. Nelson founded and is principal of Nelson Technology Partners, Inc., providing strategic and operational advice to communications companies. Since 2009, he has been the co-founder and principal of Tritech Sales and Services, LLC, a strategic product, business development and sales function consulting firm. In 2017, he co-founded Geoverse, LLC, a company which designs, deploys and manages in-building cellular LTE systems, and served as its Chief Executive Officer from June 2018 through April 2022. Mr. Nelson served as the Chief Technology Officer for Globetouch, Inc., a privately held global provider of 3G and LTE mobile broadband services for connected devices and IoT applications, from January 2015 to August 2017. He served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services where, over a twenty-year career, he led the Technology Development Group responsible for the development and deployment of the first 3G networks in the United States. During his career, Mr. Nelson has worked closely with both national and international regulators and standards bodies on the creation of wireless specifications and standards. Mr. Nelson holds numerous patents covering broad and fundamental aspects of wireless communications.

Key Skills and Qualifications:

Mr. Nelson brings to the Board and its committees substantial experience in the wireless communications industry, including his extensive knowledge regarding the requirements of downstream customers, as well as accounting and financial expertise and global business experience. He also has significant technical expertise, such as his standards development experience, 4G and 5G network deployment experience, and a deep understanding of the regulatory environment applicable to our business.

Dr. Walden C. Rhines Age: 79 Director Since: 2015 Committees: ● Compensation (Chair) ● Governance and Nominating Public Company Directorships: ● Silvaco Group Inc.

Professional Experience:

Dr. Rhines has served as Chair of the Board and Lead Independent Director at the Company since November 2023 and has served on our Board of Directors since January 2015. From 1995 until 2015, he served as a director of TriQuint, one of Qorvo’s predecessor entities. Dr. Rhines serves as a director of Cornami, Inc., a semiconductor processor company focused on fully homomorphic encryption, and served as its President and Chief Executive Officer from March 2020 through May 2025. Dr. Rhines has served as chairman of the board of Caspia, an electronic design automation software company engaged in Cybersecurity and as a director of Pallidus Inc., a company developing Silicon Carbide. Since August 2025, he has served as Chief Executive Officer and director of Silvaco Group, Inc., a public company engaged in electronic design automation. Since October 2019, he has served as Chief Executive Officer of Rhines Consultants, a consulting firm in the semiconductor, integrated circuit design and manufacturing fields. Dr. Rhines was also CEO Emeritus of Mentor (a Siemens Business) an electronic design automation company, until October 2020, having previously served as President and Chief Executive Officer of Mentor from its acquisition by Siemens Industry, Inc. in March 2017 until October 2018. He previously served as Chief Executive Officer of Mentor Graphics Corporation from 1993 and Chairman of its board of directors from 2000 until the acquisition of Mentor Graphics by Siemens in 2017. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments, a semiconductor manufacturer, with his most recent position as the Executive Vice President of its Semiconductor Group with responsibility for its worldwide semiconductor business. He also served as a director of Cirrus Logic, Inc., a semiconductor company, from 1995 to 2009, as a director of Electronic System Design Alliance, a trade association for electronic design companies, from 1994 to 2019, and as a director of Semiconductor Research Corporation, a technology research consortium from 2002 until 2020. Dr. Rhines also served as a director of PTK Acquisition Corp., a special purpose acquisition company. He also serves as an advisor to Chip Agents, an AI driven design automation company.

Key Skills and Qualifications:

Dr. Rhines brings to the Board and its committees over 50 years of experience in the semiconductor industry, including substantial operating experience and management expertise as a CEO of a publicly traded technology company. He also brings strong leadership skills, a significant understanding of international markets and substantial experience in strategic planning and business development and mergers and acquisitions.

 2026 Proxy Statement 9

Proposal 1 – Election of Directors

Susan L. Spradley Age: 65 Director Since: 2017 Committees: ● Compensation ● Governance and Nominating

Professional Experience:

Ms. Spradley has served on the Board of Directors since January 2017. She has served as a partner in TAP Growth Group, a senior executive consulting firm, since April 1, 2023. From January 2018 to September 2022, Ms. Spradley was the Chief Executive Officer of Motion Intelligence, a privately held software-as-a-service company. She was principal of Spradley Consulting LLC, a consulting firm that she founded, from February 2017 until January 2020, and a partner in TAP Growth Group, from August 2017 to June 2019. From January 2013 until January 2017, she served in various roles at Viavi Solutions Inc. (formerly JDS Uniphase), most recently as Executive Vice President and General Manager-Network and Service Enablement. Prior to joining Viavi Solutions Inc., Ms. Spradley served as executive director at US-Ignite from April 2011 to December 2012. Prior to that, Ms. Spradley was President of the North America region at Nokia Siemens Networks from 2007 to 2011, responsible for regional profit and loss, sales and service. From 1997 to 2005, she held executive positions at Nortel Networks Corporation. Ms. Spradley served on the board of directors of Avaya Holdings Corp., a publicly traded communications applications provider from December 2017 until her resignation in May 2023. Ms. Spradley also served as board member of NetScout Systems, Inc., a publicly traded real-time operational intelligence and performance analytics company, from April 2018 until August 2023. She previously served on the board of directors of publicly traded EXFO Inc. from October 2011 through November 2012. Ms. Spradley is a board member of the nonprofit organization Catalyst Campus, focused on advancing start up technology for the U.S. Government.

Key Skills and Qualifications:

Ms. Spradley brings to the Board and its committees more than 25 years of experience in the wireless telecommunications industry, including broad operating experience in sales, product portfolio management, and research and development for multiple global communications-related companies. She also has extensive public company executive leadership and risk management experience. Ms. Spradley has a CERT certificate in Cybersecurity through NACD and a certificate in AI Ethics & Board Oversight from Diligent.

10   2026 Proxy Statement

Proposal 1 – Election of Directors

Qualifications, Skills and Experience

 2026 Proxy Statement 11

Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors regularly reviews Qorvo’s corporate governance program, taking into consideration good governance practices, recent developments and applicable laws and regulations. Stockholders may visit our website at https://ir.qorvo.com/corporate-governance to view the following corporate governance documents, which are not incorporated into this proxy statement by reference:

●	Corporate Governance Guidelines

●	Code of Business Conduct and Ethics

●	Whistleblower Policy

●	Charters for each Committee of the Company’s Board of Directors

Stockholders may also request a copy of any of these documents by contacting our Investor Relations Department at:

7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

Corporate Governance Guidelines

Qorvo’s Corporate Governance Guidelines provide a framework for the Board’s corporate governance duties and responsibilities, taking into consideration good corporate governance practices, recent developments and applicable laws and regulations. Our Corporate Governance Guidelines address a number of matters applicable to directors, including, but not limited to, director qualification standards, director independence requirements, stock ownership guidelines, Board responsibilities, Board committees, CEO and management succession and the role of the Lead Independent Director.

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of independent directors. The Board has determined that Mr. Clemmer, Mr. Feld, Mr. Harding, Mr. Koopmans, Mr. Lowe, Mr. Nelson, Dr. Rhines, Ms. Bruner and Ms. Spradley each satisfy the definition of “independent director” under the Nasdaq listing standards. The Board, in concert with its Governance and Nominating Committee, performed a review to determine the independence of its members and made the determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Qorvo. In making these determinations, the Board reviewed the information provided by the directors and Qorvo regarding each director’s business and personal activities as they may relate to Qorvo and its management. In addition, each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be “independent” in accordance with Nasdaq listing standards and SEC rules.

Board Leadership Structure

As described in the Corporate Governance Guidelines, the Board believes that absent certain circumstances, the roles of Chair of the Board and Chief Executive Officer should be separated and that the independent directors should be led by a Lead Independent Director. The Board believes this separation of roles promotes communication between the Board, the Chief Executive Officer and other senior management and enhances the Board’s oversight of management. If the Chair is an independent director, he or she will also serve as the Lead Independent Director. Dr. Walden C. Rhines, an independent director, currently serves as the Chair of the Board and our Lead Independent Director.

We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the Chair and Chief Executive Officer roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of Qorvo and the setting of strategic direction, the Chair of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees.

The duties of the Chair of the Board include presiding at meetings of the Board, establishing, with the Chief Executive Officer, the agenda for each Board meeting and exercising such other powers and performing other duties as may from time to time be assigned to him by the Board. The Chair also participates in our annual evaluation process, including the annual CEO evaluation, which is designed to support constructive commentary on the performance of our CEO.

12   2026 Proxy Statement

Corporate Governance

Under our Corporate Governance Guidelines, the Lead Independent Director has a clearly defined role and significant governance duties. Our Lead Independent Director is responsible for coordinating the activities of the independent directors, and his or her responsibilities include, but are not limited to: (a) determining appropriate schedules for Board and committee meetings; (b) seeking input from other directors on the preparation of meeting agendas; (c) coordinating, developing the agenda for and presiding at executive sessions of the independent directors; (d) when necessary, acting as a liaison between the independent directors and the Chair of the Board and/or Chief Executive Officer; and (e) having the authority to retain such counsel or consultants as he or she deems necessary to perform the responsibilities of that position. The Board believes our current leadership structure with an independent Chair of the Board is appropriate for Qorvo and provides many advantages for the effective operation of the Board.

Substantial Board Refreshment

We have seen substantial refreshment in our Board of Directors over the past two years. During fiscal 2026, three new independent directors joined our Board: Messrs. Clemmer, Feld and Koopmans, while Mr. David H.Y. Ho stepped down as a director. During fiscal 2025, we added Mr. Lowe to our Board, while our former Chair, Mr. Ralph G. Quinsey, retired from the Board. The Governance and Nominating Committee, with assistance from a third-party search firm, regularly engages in an active director identification program focused on recruiting new directors who possess the independence, background, experience and expertise needed to provide oversight and support for Qorvo’s continuing efforts to increase stockholder value.

Management Succession Planning

Our Board of Directors oversees succession planning for our CEO and other members of senior management. The Board is responsible for reviewing and concurring on a CEO succession plan, which is prepared on at least an annual basis. The succession plan is designed to provide for continuity in executive leadership and includes information on CEO succession in the event of an emergency and succession plans for other members of senior management. The plan includes analysis regarding skills, experience, performance, and readiness of potential succession candidates across the executive leadership team. Succession planning is also discussed in executive sessions of the Board evaluating potential successors to the CEO and the executive leadership team. In addition, pursuant to its charter, the Compensation Committee reviews our succession plan and executive development with respect to the Company’s senior management.

Code of Ethics

Our Code of Business Conduct and Ethics provides guidance on maintaining our commitment to high ethical standards and applies to all employees, officers, directors, agents, independent contractors and other personnel of Qorvo and our subsidiaries. Any waivers or substantive amendments of the Code of Business Conduct and Ethics applicable to our directors and certain of our executive officers will be disclosed on our website at https://ir.qorvo.com/corporate-governance, which is not incorporated by reference into this proxy statement.

Committees and Meetings

The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee operates under its own written charter, which sets forth the requirements and responsibilities of each committee.

The Committees must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee and the Compensation Committee, under the independence requirements established by the SEC.

 2026 Proxy Statement 13

Corporate Governance

A brief description of the current membership and the responsibilities of each of these committees follows:

	Audit Committee	Compensation Committee	Governance & Nominating Committee

Robert A. Bruggeworth

Judy Bruner	C		✓

Richard L. Clemmer		✓

Peter Feld	✓

John R. Harding	✓

Christopher R. Koopmans	✓

Alan Lowe		✓

Roderick D. Nelson	✓		C

Dr. Walden C. Rhines		C	✓

Susan L. Spradley		✓	✓

 C = Committee Chair

Meeting Attendance

Under our Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of stockholders. All of our directors, except for one, who were then in office attended the 2025 annual meeting of stockholders. During the fiscal year ended March 28, 2026, all of our directors then in office attended at least 75% of the aggregate of the Board meetings and assigned committee meetings that were held. During fiscal 2026, including regularly scheduled and special meetings, the Board held 24 meetings, the Audit Committee held 7 meetings, the Compensation Committee held 7meetings, and the Governance and Nominating Committee held 6 meetings.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, but are not limited to:

●	the appointment, compensation, retention, oversight and termination (if necessary) of our independent registered public accounting firm, which reports directly to the Audit Committee;

●

establishing policies and procedures for the review and pre-approval by the Committee of, and approving or pre-approving, all auditing services and permissible non-audit services to be performed by the independent registered public accounting firm;

●	periodically reviewing matters regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles;

●	approving the report of the Audit Committee required by SEC rules to be included in our proxy statement;

●

oversee and discuss with management the Company’s policies, procedures, programs and controls pertaining to risk assessment and risk management, including the Company’s major financial, enterprise security, artificial intelligence, cybersecurity, information security, data privacy, and data protection risk exposures, and the steps management has taken to monitor and control such exposures;

●	overseeing matters relating to finance, capital expenditures, investment, asset management, and tax position and strategy;

●

reviewing and recommending action, if necessary, in connection with any matters pertaining to the integrity of our executive officers, including conflicts of interest and adherence to standards of business conduct as set forth by the Company;

●	overseeing the appointment, removal or reassignment, and performance of our internal auditor;

●	reviewing and approving, the audit plans, budget, resources and organizational structure of the internal audit function; and

●

establishing and overseeing procedures for the receipt, evaluation and treatment of complaints or concerns received by Qorvo regarding accounting, internal controls, financial reporting, audit and legal or regulatory matters.

14   2026 Proxy Statement

Corporate Governance

The current members of the Audit Committee are Ms. Bruner (Chair) and Messrs. Feld, Harding, Koopmans and Nelson, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Ms. Bruner and Mr. Harding each satisfy this definition.

Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our incentive compensation plans. In fulfilling its duties, the Compensation Committee’s authority includes, but is not limited to:

●	evaluating and setting the compensation of our officers, including our Chief Executive Officer, in accordance with our compensation philosophy;

●	preparing the Compensation Committee report that SEC rules require to be included in our Annual Report on Form 10-K or proxy statement;

●	evaluating and making recommendations to the Board concerning compensation of non-employee directors;

●	periodically reviewing, and modifying if necessary, our philosophy concerning executive compensation and the components of executive compensation;

●

reviewing and discussing with management our Compensation Discussion and Analysis disclosure and formally recommending to the Board that it be included in our Annual Report on Form 10-K or our proxy statement;

●	making the determination required under SEC rules regarding risks associated with our compensation policies and practices;

●

overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on named executive officer compensation and the frequency of such votes;

●

retaining (or obtaining the advice of) a compensation consultant, independent legal counsel or other advisers to assist the Compensation Committee with the discharge of its duties under the charter, after taking into consideration factors and criteria required by applicable law;

●	reviewing and discussing with management our key human capital management strategies and programs;

●	periodically reviewing the Company’s succession plan and development with respect to senior management leaders;

●	periodically reviewing and monitoring pay equity practices at the Company;

●	reviewing, approving and administering the Company’s compensation recoupment or clawback policies; and

●	discharging certain other responsibilities generally relating to the administration of our incentive and employee benefit plans.

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Periodically the Compensation Committee, through its Chair, communicates with stockholders to gain feedback regarding the Company’s executive compensation program.

Our executive compensation program is discussed below in our “Compensation Discussion and Analysis.” The Compensation Committee may condition its approval of any compensation matter on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.

The Board or the Compensation Committee has the discretion to delegate certain areas of authority that are reserved to the Board or the Compensation Committee, respectively, under our equity compensation plans. The Board and the Compensation Committee have delegated to the Chief Executive Officer the authority to grant equity awards: (a) generally to new and existing Company employees for new hire, promotion, retention, special engineering and other purposes and (b) to independent contractors, consultants and advisors, provided that in each case such persons are not officers or directors subject to Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or persons who report directly to the Chief Executive Officer. Additionally, these delegations are subject to predetermined limits per individual and in the aggregate, as established by the Board or the Compensation Committee, and are subject to all terms and conditions of the applicable plan and award agreements. The Chief Executive Officer is required to report all equity awards granted under these delegations to the Compensation Committee at its next regularly scheduled meeting following such grants.

The current members of the Compensation Committee are Dr. Rhines (Chair), Mr. Clemmer, Mr. Lowe and Ms. Spradley, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements.

 2026 Proxy Statement 15

Corporate Governance

Governance and Nominating Committee

The Governance and Nominating Committee’s responsibilities include, but are not limited to:

●	assisting the Board in identifying individuals qualified to become Board and committee members and evaluate, approve and recommend director nominees for Board consideration;

●	developing and recommending to the Board the policies and guidelines relating to, and generally overseeing matters of, corporate governance and conflicts of interest;

●	leading the Board in its annual review of the performance of the Board and its committees;

●	reviewing, discussing with management, and periodically reporting to the Board regarding the Company’s policies, initiatives and disclosures with respect to social and environmental matters; and

●	carrying out the duties and responsibilities delegated by the Board relating to any matters required by the federal securities laws.

The members of the Governance and Nominating Committee are appointed by the Board of Directors and currently include Mses. Bruner and Spradley, Mr. Nelson (Chair), and Dr. Rhines, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chair of the Governance and Nominating Committee or the Lead Independent Director presides at each executive session unless the independent directors determine otherwise. During fiscal 2026, the independent directors met in executive session at all regularly scheduled Board meetings, during which time Dr. Rhines led these sessions.

Risk Oversight

The Board of Directors and its committees, with leadership from the Lead Independent Director, have general oversight responsibility for corporate risk management, including oversight of management’s implementation and application of risk management policies, practices and procedures. The Board directly oversees strategic risks such as those relating to competitive dynamics, market trends, global operations and developments and changes in macroeconomic conditions. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing material risk exposures. Our senior management reports to the Board or one of its committees on key enterprise risk topics, including, but not limited to, cybersecurity and information security, quality assurance, global trade matters, financial risks, environmental matters and disaster recovery and governance related matters. Our directors receive these reports at regularly scheduled Board and committee meetings, through telephone briefings and other communications from management when potentially significant risks develop or important issues arise. Directors use these communications with management to develop a shared understanding of the potential severity of key risks and management’s strategies for addressing these risks. In addition, the Board evaluates our strategic goals and objectives to determine how they may be affected by particular risk exposures. The Board also relies upon the expertise of outside counsel and other professional advisers to evaluate and manage current and potential future risks that may impact the Company.

The committees of the Board also exercise oversight in certain areas of risk management related to their respective charters.

●

Audit Committee: The Audit Committee discusses certain risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks or exposures and how management has attempted to mitigate Qorvo’s risk. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. The Company’s internal controls and procedures are supported, in part, by an internal audit program and reviews of public disclosure documents by the Company’s disclosure committee. In addition to financial risk, specific areas of focus by the Audit Committee include risks associated with material litigation, regulatory matters, taxes, foreign exchange, liquidity, investments, enterprise security, information security and global operations. The Audit Committee also reviews the qualifications, independence, and performance of our independent auditors on an annual basis. In addition, the Audit Committee reviews the performance of the internal audit team relative to the annual audit plan and other engagement matters. As part of its oversight role, the Audit Committee reviews global insurance coverage, oversees Qorvo’s investment policy and works with management to develop policies and practices to mitigate risks in its areas of focus, including finance and accounting, fraud and anti-corruption, including adherence to standards of business conduct. The Audit Committee also oversees and discusses with management the Company’s policies, controls and procedures pertaining to risk assessment and risk management, including the Company’s major financial, enterprise security,

16   2026 Proxy Statement

Corporate Governance

artificial intelligence, cybersecurity, information security, data privacy and data protection risk exposures. As part of its oversight of information technology, the Audit Committee receives regular reports, on at least a quarterly basis, from Qorvo’s Chief Information Officer and Chief Information Security Officer, relating to enhancing the protection of our networks and assets, mitigating global cybersecurity risks, and discussing the capability and scalability of IT assets, including related IT projects. In addition, the Audit Committee meets with Company management and provides oversight on matters relating to finance, capital expenditures, investment, asset management, and tax position and strategy.

●

Compensation Committee: The Compensation Committee makes a specific determination regarding risks associated with our compensation plans, policies and practices as described below under “Risk Oversight in Compensation Programs.” The Compensation Committee also evaluates risks associated with equity “overhang” and regulatory and other legal risks regarding our equity and cash incentive and retirement plans. This includes receiving information from Qorvo’s Retirement Plan Committee on matters related to our 401(k) and non-qualified deferred compensation plans. The Company has adopted a compensation recoupment policy, or clawback policy, as required by SEC and Nasdaq rules, that is administered by the Compensation Committee. The Compensation Committee also oversees risks relating to human capital management that may impact our ability to attract, develop, retain and motivate our employees.

●

Governance and Nominating Committee: The Governance and Nominating Committee has risk oversight over corporate governance matters. This includes adoption and administration of our Code of Business Conduct and Ethics, conducting full Board and individual director assessments, addressing governance-related matters raised by our stockholders and serving as the Board’s primary independent decision-making authority for assessing and resolving matters, such as potential conflicts of interest, that fall within the broader category of corporate governance. The Governance and Nominating Committee also provides oversight to management and reporting to the Board of Directors on certain environmental and sustainability matters.

Each of the above committees reports to the full Board with respect to the risk categories it oversees. These ongoing reports enable the Board, and other committees, to monitor our exposure and evaluate the mitigation of risks Qorvo faces.

Risk Oversight in Compensation Programs

The Compensation Committee reviews our incentive compensation structure annually, including from a risk management perspective, and does not believe that any risks arising from our compensation structure and practices are reasonably likely to have a material adverse effect on our Company. In fiscal 2026, the risk assessment process included a review of compensation program plans, policies and practices, focusing on programs with variable compensation provisions and identifying the risks related to the programs. The Compensation Committee determined that our compensation program elements, including base salary, short-term and long-term compensation, encourage an appropriate level of risk on an ongoing basis to properly balance risks associated with our compensation policies and practices and performance of our business, but do not encourage or incentivize excessive risk-taking. We also impose “clawback” restrictions in our senior officer equity awards to discourage imprudent risk-taking (beyond those required by applicable law) and have also adopted a clawback policy in compliance with SEC rules and Nasdaq listing standards. The Compensation Committee monitors our compensation programs on an ongoing basis to properly balance risks associated with our compensation policies and practices.

Enterprise Responsibility

Workforce Engagement

We are committed to recruiting, hiring, retaining, promoting and engaging our global workforce to best serve our customers. We are focused on creating an environment that leverages the perspectives and contributions of each employee and provides opportunities for our employees’ professional and personal development. We have established relationships with professional associations and industry groups to proactively attract talent, and we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions. We also invest in employee development programs to provide employees with the training and education they need to help achieve their career goals, build relevant skills and lead their organizations.

We believe our competitive compensation and benefit programs, along with career growth and development opportunities offered by us, promote longer employee tenure and reduce turnover. We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled manufacturing and technical staff. Our global attrition rate has consistently been below the technology industry average.

 2026 Proxy Statement 17

Corporate Governance

Employee Health and Safety
We are a member of the Responsible Business Alliance (“RBA”), an industry coalition dedicated to driving sustainable value for workers in global supply chains, among other things. As an RBA member, we are aligned with the RBA Code of Conduct, which establishes standards with respect to safe working conditions, respectful treatment of employees, and environmentally and ethically responsible business operations. Elements of the RBA Code of Conduct have been reflected in our other employee policies and procedures.
Qorvo prioritizes safe working conditions. We are committed to an injury free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks.
Operating Sustainably
We are committed to growing our business in a sustainable and responsible manner. We are focused on reducing our emissions through projects that include infrastructure redesign and process improvements across multiple locations. We also focused our efforts on initiatives related to waste reduction and water conservation.
For more details please refer to the material available at
http://www.qorvo.com/about-us/sustainability.
The website information is provided for convenience only, and the content on the website is not incorporated by reference into this proxy statement.
Whistleblower Policy
The Audit Committee has adopted a policy establishing procedures governing the reporting of accounting or legal complaints. The complaints governed by the policy may include suspected misconduct related to accounting, internal accounting controls or auditing matters, or suspected violations of law or other Company policies. Our policy includes procedures for confidential, anonymous reports of concerns regarding the foregoing matters. Employees may also report their concerns to their supervisor or, in cases where it might be inappropriate or uncomfortable for an employee to discuss a concern with his or her supervisor, or if the supervisor does not address the issue to the employee’s satisfaction, employees may report their concerns by contacting our Compliance Officer at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, or by
e-mail
or telephone. Alternatively, employees may discuss their concerns with our Chief Human
Resources
Officer or any other Company officer.
Third parties may report concerns by
contacting
our Compliance Officer. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chair of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Compliance Officer by calling Qorvo’s toll-free Ethics and Compliance hotline, which is operated by a third-party agency to enable confidentiality, or by delivering a written statement setting forth his or her concerns to the Chair of the Audit Committee.
Securities Trading Policy and Prohibition on Hedging and Pledging
The Company has adopted a securities trading policy with procedures governing the purchase, sale, and/or other disposition of Company securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. Our securities trading policy prohibits any hedging of our securities by our directors and employees. This includes engaging in any type of short sale or purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange traded funds) or engaging in any transaction that, in either case, hedges or offsets, or is designed to hedge or offset, any decrease in the market value of our common stock. Additionally, directors and employees may not pledge Company securities as collateral for a loan; however, this prohibition does not apply to any broker-assisted “cashless” exercise or settlement of awards granted under a Company equity incentive plan.
Procedures for Director Nominations
Criteria for Director Nominees
In accordance with our Corporate Governance Guidelines, directors are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of our business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the
Board
qualified candidates for membership.

2026 Proxy Statement

Corporate Governance

All candidates for director must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

●
having substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to Qorvo’s business; and

●
being free from any conflict of interest that would violate any applicable law or regulation or having any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

We also consider the following criteria, among others, in our selection of directors:

●	economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

●	integrity, demonstrated sound business judgment and high moral and ethical character;

●	range of viewpoints, backgrounds, educational and professional experiences and other demographics;

●	business or other relevant professional experience;

●	capacity and desire to represent the balanced, best interests of Qorvo and its stockholders as a whole and not primarily a special interest group or constituency;

●	ability and willingness to devote time to the affairs and success of Qorvo and to fulfill the responsibilities of a director; and

●
the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of Qorvo.

The Governance and Nominating Committee is authorized to develop and review policies regarding Board size, composition, and member qualification. The Governance and Nominating Committee evaluates recommendations concerning possible candidates for election to the Board submitted to Qorvo, including those submitted by Board members, stockholders and third parties. On occasion, the Governance and Nominating Committee will utilize a third-party search firm to assist in identifying possible candidates for election to the Board. All candidates, including those submitted by stockholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above
and
in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the qualifications for director nominees established in the Corporate Governance Guidelines. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for directors and for appointing directors to fill vacancies, with primary emphasis on the criteria set forth in the Corporate Governance Guidelines. Notwithstanding the foregoing, stockholders and third parties who submit nominations for directors must comply with the applicable provisions of our bylaws.
Stockholder Nominees for Director
Under our bylaws, nominations of persons for election to the Board may be made at an annual meeting of stockholders: (1) in compliance with our advance notice provisions in our bylaws by any Qorvo stockholder who (a) was a stockholder of record at the time of giving of the notice provided for in our bylaws and at the time of the annual meeting; (b) is entitled to vote at the meeting; and (c) provides timely notice and otherwise complies with the procedures set forth in our bylaws; or (2) in compliance with our proxy access provisions in our bylaws as provided therein. Any stockholder desiring to present a nomination for consideration by the Governance and Nominating Committee must do so in accordance with our bylaws. See “
Proposals
for the 2027 Annual Meeting” below.
Advance Notice Provisions
To be timely, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

2026 Proxy Statement

Corporate Governance

To be in proper form, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must comply with the information and documentation requirements set forth in our bylaws (which includes information required under Rule 14a-19). The chairman of the meeting may refuse to acknowledge or introduce, and may disregard, any business proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

The foregoing summary of the advance notice provisions does not purport to be complete and is qualified in its entirety by the actual provisions in our bylaws.

Proxy Access Provisions

Pursuant to our bylaws, a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of our outstanding voting shares continuously for at least three years can nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors then in office, provided that the stockholder(s) and the stockholder nominee(s) satisfy the requirements specified in the bylaws. Such requirements include the timely delivery of a stockholder’s notice to our Secretary.

To be timely, a stockholder’s notice pursuant to the proxy access provisions must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not earlier than the close of business on the 150th day before such anniversary. To be in proper form, a stockholder’s notice pursuant to the proxy access provisions of our bylaws must satisfy the specific information required by our bylaws. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The foregoing summary of the proxy access provisions does not purport to be complete and is qualified in its entirety by the actual provisions in our bylaws.

Special Meetings

Our Board understands that it is important for stockholders to have the right to call a special meeting, a right that Qorvo recently expanded as part of our regular ongoing review of corporate governance. In May 2025, based on the recommendation of the Governance and Nominating Committee, our Board approved an amendment and restatement of our Bylaws that permits stockholders collectively owning 25% or more of the voting power of our common stock to call a special meeting of stockholders.

Stockholder Communications with Directors

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to our Board of Directors or any individual director c/o Secretary, Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) determine whether such communication should be conveyed to the Board (through the Chair), or as appropriate, to the member(s) of the Board named in the communication.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during some or all of fiscal 2026 were: Mr. Clemmer, Mr. Ho, Mr. Lowe, Dr. Rhines, and Ms. Spradley. None of these individuals has served as an officer or employee of Qorvo or had any relationship during the year ended March 28, 2026 that would be required to be disclosed pursuant to SEC regulations. During fiscal 2026, none of our executive officers served on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or the Compensation Committee.

20   2026 Proxy Statement

Executive Officers

EXECUTIVE OFFICERS

Qorvo’s current executive officers are as follows:

Name	Age	Title

Robert A. Bruggeworth	65	President and Chief Executive Officer

Grant A. Brown	49	Senior Vice President and Chief Financial Officer

Philip J. Chesley	55	Senior Vice President and President of High Performance Analog

Steven E. Creviston	62	Senior Vice President and President of Connectivity & Sensors

Paul J. Fego	69	Senior Vice President of Global Operations

Gina B. Harrison	58	Vice President and Corporate Controller

Frank P. Stewart	52	Senior Vice President and President of Advanced Cellular

Additional information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above and incorporated by reference herein.

Grant A. Brown has served as Senior Vice President and Chief Financial Officer since August 2022, after having served as Qorvo’s interim Chief Financial Officer since April 2022. He is responsible for finance, investor relations, regulatory reporting, corporate development, mergers and acquisitions and information technology at Qorvo. Previously, Mr. Brown served as Qorvo’s Vice President of Treasury from October 2018. Before that, he served as Qorvo’s Director of Corporate Financial Planning & Analysis. Mr. Brown has also served as Business Unit Controller and Director of Strategic Marketing at Qorvo. Prior to the formation of Qorvo, he served as Director, Investor Relations, and Manager, Financial Planning & Analysis, at TriQuint, one of Qorvo’s predecessor entities. He began his career working in the capital markets after receiving a Bachelor of Science degree in Industrial Engineering (now Management Science and Engineering) from Stanford University. Mr. Brown is currently a CFA charterholder.

Philip J. Chesley has served as Senior Vice President and President of High Performance Analog since July 2022, prior to which he served as Corporate Vice President and President of Qorvo’s Infrastructure and Defense Products (IDP) since joining Qorvo in November 2021. From February 2017 through October 2021, Mr. Chesley served as Vice President and General Manager, Industrial and Communications Business Unit at Renesas Electronics, a leading supplier of advanced semiconductor solutions, where he managed over 500 engineers across Asia and the United States in businesses developing RF, optical, industrial power / motor control, and military and radiation-hardened analog products into 5G RF wireless infrastructure, optical communications, industrial power management, and radiation-hardened satellite markets. From January 2004 to February 2017, Mr. Chesley served in several positions of increasing responsibility at Intersil Corporation, a leader in analog, mixed-signal and power management semiconductors prior to its acquisition by Renesas Electronics, most recently as Senior Vice President and General Manager of the Automotive, Mil/Aero and Analog Product Group. Mr. Chesley earned an MBA from Duke University’s Fuqua School of Management and a Bachelor of Science degree from Brigham Young University.

Steven E. Creviston has served as Senior Vice President and President of Connectivity & Sensors since July 2022, prior to which he served as Corporate Vice President and President of Mobile Products since January 2015. Mr. Creviston served as Corporate Vice President and President of Cellular Products Group, or CPG, for RFMD, one of Qorvo’s predecessor entities from August 2007 to January 2015. From May 2002 to August 2007, he served as Corporate Vice President of CPG, which was known as Wireless Products until 2004, for RFMD. Prior to 2002, he held various positions of increasing responsibilities at RFMD. Mr. Creviston has served as a director of LightPath Technologies, Inc., a publicly traded designer, developer, manufacturer and distributor of optical components and assemblies, since March 2021.

Paul J. Fego has served as Senior Vice President and President of Global Operations since July 2022, prior to which he served as Corporate Vice President of Global Operations since July 2018. From January 2005 through August 2017, he served as Vice President and Manager, Worldwide Manufacturing Technology & Manufacturing Group of Texas Instruments, a leading global semiconductor and technology company, where he managed all of its wafer fabrication, assembly and test operations in nine countries. Previously, Mr. Fego served in several positions of increasing responsibility at Photronics, Inc., a global leader in photomask solutions for companies that manufacture semiconductors, flat panel displays and other electronic components, most recently as President and Chief Operating Officer from March 2002 to January 2005. Prior to joining Photronics to become its Chief

 2026 Proxy Statement 21

Executive Officers

Operating Officer in 1996, Mr. Fego served as Operations Director at ST Microelectronics Inc. from September 1989 to November 1996. Prior to joining ST Microelectronics, Mr. Fego served in various positions with Texas Instruments from 1980 to 1989.

Gina B. Harrison has served as Vice President and Corporate Controller since November 2015. She is a certified public accountant with over 30 years of progressive leadership experience in corporate and public accounting. She joined RFMD, one of Qorvo’s predecessor entities, in 2000 and held roles of increasing responsibility in financial reporting through March 2005. She served as RFMD’s Director of Financial Reporting and Sarbanes-Oxley Compliance from April 2005 to December 2014 and served in that same role at Qorvo from January 2015 to October 2015. Prior to joining RFMD, Ms. Harrison held financial and accounting positions at Sara Lee Hosiery from 1992 to 2000 and at Price Waterhouse from 1990 to 1992.

Frank P. Stewart has served as Senior Vice President and President of Advanced Cellular since July 2022. He is responsible for Advanced Cellular product marketing, R&D, design centers, pricing, sales and specialized sales support. Mr. Stewart was previously general manager of the RF Solutions Business Unit within Qorvo’s Mobile Products. Prior to the merger to form Qorvo in January 2015, Mr. Stewart was director of Marketing for Cellular Products and prior to this was senior Product Line manager for GPS Products at RFMD, one of Qorvo’s predecessor entities. Mr. Stewart joined RFMD in 2001 and served as RFMD’s account manager for the Nokia Product Line, and previously as manager of Strategic Marketing. He earned a BSEE from Grove City College and an MBA from Duke University’s Fuqua School of Management.

22   2026 Proxy Statement

Proposal 2 – Approval of the Compensation of our Named Executive Officers

PROPOSAL 2 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement that follows pursuant to Item 402 of Regulation S-K. This proposal, commonly known as a “say-on-pay” proposal, which is being provided pursuant to Section 14A of the Exchange Act, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole.

As described in the Compensation Discussion & Analysis that follows, we implemented changes to our long-term equity-based incentive award program. These changes were a result of feedback we received from stockholders following the results of the advisory say-on-pay proposal vote at our 2025 annual meeting of stockholders in which only 59% of shareholders approved our executive compensation program. During our engagement efforts, we sought to better understand the voting results so that we could effectively respond to and address our stockholders’ concerns through enhancements to our long-term incentive compensation program in a manner that we believe promotes pay for performance. In particular, for fiscal 2027, we have moved away from the inclusion of PBRSUs which are based on the achievement of specific corporate performance objectives and granted 2027 PBRSUs that are based entirely on the achievement of three key corporate financial metrics. We believe that the use of these metrics will promote transparency of results with our stockholders while maintaining our commitment to pay for performance.

The vote on Proposal 2 is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when setting executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program is appropriately designed in order to align management’s interests with those of our stockholders’ in order to support long-term value creation.

Accordingly, we are asking our stockholders to support our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 2026 Proxy Statement 23

Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our Named Executive Officers, or NEOs for fiscal 2026:

Name	Title

Robert A. Bruggeworth	President and Chief Executive Officer (“CEO”)

Grant A. Brown	Senior Vice President and Chief Financial Officer (“CFO”)

Philip J. Chesley	Senior Vice President and President of High Performance Analog

Steven E. Creviston	Senior Vice President and President of Connectivity & Sensors

Paul J. Fego	Senior Vice President of Global Operations

This Compensation Discussion and Analysis highlights the key components and structure of the compensation paid to our NEOs and discusses the objectives and philosophy underlying our compensation program.

Fiscal 2026 Financial Performance Highlights

●

Gross margin for fiscal 2026 increased to 45.9%, compared to 41.3% in fiscal 2025, driven by our strategy within the ACG segment to reduce exposure to lower margin, mass-market Android smartphones, as well as the strategic optimization of business mix within and across operating segments.

●	Operating income increased to $411.4 million in fiscal 2026, compared to $95.5 million in fiscal 2025, driven by higher gross margin and lower goodwill and intangible asset impairment charges.

●	Net income per diluted share increased to $3.62 for fiscal 2026, compared to net income per diluted share of $0.58 for fiscal 2025.

●	Operating activities in fiscal 2026 generated cash of $808.6 million, compared to $622.2 million in fiscal 2025.

●	We repurchased 6.6 million shares of our common stock for $536.7 million in fiscal 2026, compared to repurchases of 4.0 million shares of our common stock for $358.8 million in fiscal 2025.

Fiscal 2026 Executive Compensation Highlights

Changes to Executive Severance and Change in Control Arrangements

On August 13, 2025, the Board approved the entry into an amended Change in Control Agreement with each of our NEOs, other than Mr. Bruggeworth. On that date, the Board also approved the adoption of an Executive Severance Plan applicable to each of our NEOs other than Mr. Bruggeworth. In the beginning of fiscal 2026, the Compensation Committee conducted a review of the existing severance arrangements, with the assistance of our independent compensation consultant, Compensia, to determine whether the severance arrangements for such NEOs remained aligned with market practice among our peers. The NEOs’ entitlements under the amended Change in Control Agreements and the Executive Severance Plan upon a qualifying termination of their employment are described in the sections entitled “Other Compensation Policies and Practices” and “Potential Payments upon Termination or Change-in-Control” below.

In connection with the announcement and anticipated completion of the Skyworks Merger, we have taken certain compensation-related actions, which are described under the section entitled “Merger-Related Compensation Actions” below.

Base Salary

Base salaries for our NEOs increased less than four percent, on average, from fiscal 2026. These adjustments reflected the Compensation Committee’s consideration of competitive market data as well as the individual performance and the roles and responsibilities of each NEO.

Short-Term Incentive Awards

Our NEOs were able to earn short-term incentive awards based on our level of achievement of revenue and non-GAAP operating income goals, as described later in this proxy statement, during the two six-month performance periods of fiscal 2026. As a result of our financial performance in the first half and second half of fiscal 2026, as described under “Fiscal 2026 Short-Term Incentive

24   2026 Proxy Statement

Executive Compensation

Award Opportunities,” the NEOs received short-term incentive awards in amounts equal to approximately 110.1% and 86%, respectively, of their target short-term incentive award opportunities (determined as a percentage of their base salary paid during the applicable six-month performance period).

Long-Term Equity-Based Incentive Awards

Our NEOs were granted long-term equity-based incentive awards in fiscal 2026 in the form of (1) PBRSUs for which payout is based on the achievement of specific corporate performance objectives (“Objectives-based PBRSUs”), (2) PBRSUs that are earned based on the achievement of non-GAAP gross margin targets (“Gross margin PBRSUs”) and (3) Service-based RSUs that vest based on continued service. As noted below under “2025 Say-on-Pay Voting Results and Shareholder Feedback,” in response to shareholder feedback, beginning in fiscal 2027, PBSRUs were granted solely with respect to financial performance metrics, and the Objectives-based PBRSU award was eliminated from the program.

Our Objectives-based PBRSUs represented approximately 75% of the overall target value of the PBRSUs awarded, and are paid out based on the achievement of Company performance objectives approved by the Compensation Committee. An officer may earn up to 200% of the target number of PBRSUs if all performance targets are met. The Compensation Committee determined, with assistance from a detailed independent internal audit, whether each of the pre-established Company performance objectives were fully, partially or not achieved, based on measurable performance at the time of the Committee’s assessment. Based on this assessment, in May 2026, the Committee determined that performance on the fiscal 2026 performance objectives was achieved at 134% of the maximum 200% which could have been earned.

Gross margin PBRSUs were first awarded by the Compensation Committee in fiscal 2025 to provide a longer-term performance target for which our NEOs can be evaluated. Gross margin PBRSUs represented approximately 25% of the overall target value of the PBRSUs awarded. The Gross margin PBRSUs are eligible to be earned based on the achievement of non-GAAP gross margin targets over three one-year performance periods, with the performance targets for each performance period established at the grant date. Payouts are made at threshold, target and maximum levels equal to 50%, 100% and 200% of target, respectively, with linear interpolation applied between levels. The Compensation Committee determined, with assistance from a detailed independent internal audit, that the fiscal 2026 non-GAAP gross margin objectives were achieved at 145% of target performance for fiscal 2026 established during fiscal 2025, and at 166.7% of target performance for fiscal 2026 established early during fiscal 2026.

2025 Say-on-Pay Voting Results and Shareholder Feedback

At our 2025 annual meeting of stockholders, the Company’s advisory say-on-pay proposal received a lower level of support than in prior years. Our shareholders approved our say-on-pay proposal with only 59% of the vote. While the vote was advisory and non-binding, the Compensation Committee of the Board of Directors takes stockholder feedback seriously and views the say-on-pay vote as an important indicator of stockholder sentiment regarding our executive compensation philosophy, policies and practices. The voting results for our 2025 say-on-pay proposal were disappointing and contrary to very strong support we have received historically and in the four years leading up to last year’s vote: 2024 (94% approval), 2023 (91% approval), 2022 (94% approval), 2021 (94% approval).

Shareholder Engagement Following the 2025 Say-on-Pay Voting Results

Following these voting results, the Company reached out to shareholders representing almost 70% of our outstanding stock and spoke with several of our largest institutional shareholders. These discussions occurred over several weeks during the third quarter of fiscal 2026 and were attended by members of our executive leadership team, together with the Chair of our Compensation Committee. These discussions were focused on our executive compensation program and the results of the August 2025 say-on-pay vote. Our Compensation Committee considered these discussions when making changes to our executive compensation program for fiscal 2027. The following summarizes the key themes we heard from shareholders during these engagements and the action that we took in response to such feedback:

Overall Compensation Structure

Shareholders generally expressed support for the balanced mix of short-term and long-term incentives in Qorvo’s compensation framework. They also supported the use of performance-based incentives for equity that reward execution while providing retention incentives. They expressed concern, however, about the lack of transparency in the Objective-based metrics used in our PBRSUs and the shorter term nature of this approach.

 2026 Proxy Statement 25

Executive Compensation

Long Term Incentives and Performance Based Restricted Stock Units (PBRSUs)

With respect to the Objective-based PBRSUs, shareholders acknowledged the qualitative nature of our listed performance objectives and understood our rationale for maintaining flexibility in goal setting based on the Company’s strategic goals. At the same time, investors encouraged the Company to provide as much transparency as practicable regarding our performance goals, their evaluation framework, and the Compensation Committee’s assessment of results, while acknowledging the importance of protecting competitively sensitive information.

Vesting Periods for Long Term Awards

Shareholders expressed a preference for long-term incentive awards to be subject to multi-year vesting schedules and linked to financial performance measures. In particular, investors indicated that a minimum three-year vesting period for long term equity awards is viewed as an important governance feature that reinforces long term alignment with shareholders and discourages undue focus on short term results.

Performance Metrics and Relative Total Shareholder Return

Some of our shareholders also discussed with us the use of relative total shareholder return (“TSR”) as a performance measure. In particular, investors expressed interest in comparisons against an appropriate index and/or a defined peer group as part of the overall compensation assessment, recognizing that relative performance can provide useful context alongside internal financial and strategic metrics. In light of the pending Skyworks merger, the Compensation Committee determined that inclusion of a relative TSR metric would not be effective at this time. However, the Compensation Committee recognizes the value of TSR as a performance metric and would consider this metric in the future subject to the consummation of the Skyworks Merger.

Program Updates for Fiscal Year 2027 in Response to Shareholder Feedback

In light of this feedback, our Compensation Committee, with the assistance of an independent compensation consulting firm, Compensia, reviewed our PBRSU program for fiscal 2027 to determine an appropriate incentive award structure that would be responsive to shareholder concerns, appropriately incentivize our executive team and reflect our commitment to our pay for performance philosophy.

As a result of this review, our Compensation Committee approved 2027 PBRSUs that are based entirely on the achievement of key corporate financial results (removing the component of our long-term incentive program that was previously tied to objectives-based results), including: (i) non-GAAP operating income (weighted 50% of the total target award value), (ii) non-GAAP gross margin (weighted 25% of the total target award value) and (iii) revenue (weighted 25% of the total target award value), each as described in more detail in the table below. Achievement of the non-GAAP operating income and non-GAAP gross margin performance metrics will be measured over three, one-year performance periods, consistent with the structure of the gross margin PBRSUs granted in fiscal 2026 (as described above). Achievement of the revenue performance metric will be measured based on Company revenue for the 2029 fiscal year and only paid after three years, if achieved.

For all three metrics, payouts may be made at threshold, target and maximum levels equal to 50%, 100% and 200% of target, respectively, with linear interpolation applied between levels. The Compensation Committee believes that this revised structure to our long-term incentive program appropriately balances our desire to provide transparency to shareholders while incentivizing performance aligned with key corporate objectives.

Financial Performance Metric	Rationale for Selection of Metric	Weighting %

Non-GAAP Operating Income	Incentivizes operational discipline and effective resource allocation	50%

Non-GAAP Gross Margin	Encourages revenue mix optimization, differentiated product development and manufacturing efficiency	25%

Revenue	Promotes effective strategic positioning and top line growth	25%

Executive Compensation Program

Executive Compensation Program Objectives and Philosophy

The objectives of Qorvo’s executive compensation program include supporting our ability to recruit and retain qualified management, motivating our executive officers and other employees, and creating a strong alignment between the financial interests of our executive officers and our stockholders. We believe the competition in our industry for qualified executives, including our NEOs, is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with the compensation offered by the companies in our peer group and other competitors within our industry. In developing our compensation program, the Compensation Committee is regularly advised by its independent compensation consultant, Compensia.

26   2026 Proxy Statement

Executive Compensation

The Compensation Committee bases short-term incentive awards and long-term performance-based equity awards on the achievement of corporate financial and operational goals established by the Committee. While this structure places emphasis on the performance of the executive management team as a group and overall Company performance, the operational goals established are often assigned to specific members of management. The Compensation Committee considers these operational goals and other factors for evaluating individual performance in its compensation decisions.

We also believe that substantial equity ownership provides important medium-term and long-term incentives and encourages our NEOs to take actions favorable to the long-term interests of Qorvo and our stockholders. Accordingly, long-term equity-based incentive compensation makes up a significant portion of the overall target total direct compensation of our NEOs. Additionally, our NEOs and other executive officers are required to own shares of our common stock in accordance with our stock ownership guidelines, as described in more detail under “Compensation Decision-Making Processes – Stock Ownership Guidelines” below.

Executive Compensation Program — Governance

Our executive compensation program incorporates strong governance practices that support sound risk management. The table below highlights key governance practices in our executive compensation program:

	Practices We Employ		Practices We Do Not Employ

✓	Majority of NEO compensation tied to long-term performance.	×	We prohibit any hedging or pledging of our securities by our directors, executive officers and other employees.

✓	We have established robust stock ownership guidelines for our directors and our Section 16 officers.	×	No guaranteed bonuses or incentive payouts for our executive officers.

✓	CEO compensation reflects both qualitative and quantitative factors and is reviewed and approved by our independent directors.	×	We prohibit the backdating or spring-loading of equity awards.

✓	Change-in-control agreements with “double trigger” acceleration of equity awards following a change in control.	×	We prohibit the repricing of equity awards, including stock options and stock appreciation rights, without stockholder approval.

✓	Engagement of an independent compensation consultant.	×	We do not provide excessive perquisites, such as personal club memberships or automobile allowances.

✓	Our Compensation Committee is composed of only independent directors.	×	No excessive risk taking in incentive plan design.

✓

We impose “clawback” restrictions in our senior officer equity awards and have also adopted a Compensation Recoupment Policy in accordance with SEC and Nasdaq rules that, when triggered, requires reimbursement of certain compensation received by our NEOs.

		×	Our 2022 Stock Incentive Plan, as amended, prohibits paying out dividends and dividend equivalents on unvested equity awards.

 2026 Proxy Statement 27

Executive Compensation

Fiscal 2026 Executive Compensation Program Design

The key components of compensation received by our NEOs are described below:

Base salary	Base salary accounts for approximately 8% and 16% of the target total direct compensation for our CEO and our NEOs (on average), respectively, and is designed to reflect the scope of an NEOs leadership responsibilities, experience and skills, while considering the market competitiveness for such services.
Short-term incentive awards

Short-term incentive award opportunities account for approximately 13% and 15% of the target total direct compensation for our CEO and our NEOs (on average), respectively. Short-term incentive award opportunities are based on corporate performance relative to financial goals established by the Compensation Committee on a semi-annual basis and may be paid, at the Committee’s discretion, in cash or in equity.

Performance-based RSU awards	Objectives-based PBRSUs	This component of our PBRSUs is earned based on the achievement of annual strategic business goals. To support retention and reinforce long-term performance objectives, half of the award vests upon certification of achievement by the Committee, and the remaining 50% vests in equal annual installments over each of the following two years. These awards comprised 75% overall target value of the PBRSU awards in fiscal 2026.
Gross margin PBRSUs

This component links a portion of our PBRSU awards to achievement of non-GAAP gross margin performance targets established over three, one-year performance periods. These awards comprised approximately 25% of the overall target grant date value of the PBRSU awards in fiscal 2026.

Service-based RSU awards	Service-based RSUs are granted in August of each fiscal year and generally account for 40% of the target total equity compensation of our NEOs. These awards vest over a four-year period and provide important retention and medium- to long-term incentives for our NEOs.

In addition to the compensation outlined above, our NEOs are eligible to participate in the following: health & disability insurance, executive physicals, 401(k) plan, employee stock purchase plan & nonqualified deferred compensation plan.

The compensation packages of our CEO and our other NEOs are closely aligned with performance. A substantial majority of the target total direct compensation mix is at-risk and performance-based, with 60% of our CEO’s and 56% of our other NEOs’ target total direct compensation being tied to performance, as illustrated below:

28   2026 Proxy Statement

Executive Compensation

The Compensation Committee believes that Qorvo’s executive compensation program provides a strong foundation for achieving the Company’s intended objectives, while seeking increased value for our stockholders. Our compensation philosophy emphasizes team effort, which we believe fosters quick adjustment and adaptation to the rapidly changing market conditions we routinely face in our industry. The focus on company, rather than individual, performance measures in our incentive compensation programs not only helps us achieve our short-term and long-term goals, but also further aligns the interests of our executive officers with those of the Company and our stockholders. The Compensation Committee considers comparative industry data and other factors to establish each NEO’s base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities.

Compensation Decision-Making Processes

Role of the Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority in setting the compensation of our officers (including our NEOs), to make recommendations to the Board regarding compensation of our non-employee directors and to administer our incentive compensation plans. The Committee holds five regularly scheduled meetings each year, in addition to special meetings as needed to fulfill its obligations. Meeting agendas are established by the Chair of the Compensation Committee after consultation with our Chief Human Resources Officer, other members of the Committee and our CEO.

Role of the Compensation Consultant

The Compensation Committee has retained Compensia to assist it with executive equity and non-employee director compensation matters. The Committee selected Compensia based primarily on its principals’ depth of experience in the technology industry and its prior performance as the Committee’s compensation consultant. The Committee worked with Compensia to help develop compensation practices appropriate for our industry. Compensia supported the Committee in reviewing and finalizing the fiscal 2026 compensation of our NEOs, including establishing the Company’s executive compensation performance metrics for fiscal 2026. In addition, Compensia also provided an analysis of non-employee director compensation and provided input on executive officer base salary and our short-term and long-term incentive plans. Compensia’s recommendations to the Committee generally included suggested ranges for compensation or descriptions of policies that Compensia currently considers best practices in our industry. The Compensation Committee periodically evaluates the performance of our compensation consultant, including the engagement team, and will recommend changes as needed to assist the Committee in performing its responsibilities.

During fiscal 2026, Compensia worked only for the Compensation Committee and performed no additional services for Qorvo or any of our NEOs. The Committee approved the engagement of Compensia, including the scope of work to be performed and the proposed budget. During fiscal 2026, neither the Committee nor our management used the services of any other compensation consultant other than Compensia. All the work performed by Compensia is performed at the direction of the Committee. In connection with its engagement of Compensia, the Committee considered the factors set forth in the listing standards of Nasdaq and the relevant SEC rules on advisor independence and determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Role of Executives in Establishing Compensation

During fiscal 2026, our CEO, our Chief Human Resources Officer, certain members of executive management, Compensia and the Compensation Committee met numerous times regarding compensation considerations. Each of these parties are encouraged to propose ideas or matters for the Committee to consider and evaluate with respect to our compensation structure and philosophy.

The Compensation Committee, following consultation with Compensia, establishes the annual base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities for Mr. Bruggeworth, our CEO. Mr. Bruggeworth recommends to the Compensation Committee the annual base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities for the other members of the executive leadership team, including the other NEOs, for the Compensation Committee’s review, modification, and approval.

To assist the Compensation Committee in overseeing compensation practices, the Compensation Committee periodically requests that personnel from the human resources, finance and legal departments present information on compensation-related topics. Therefore, certain members of the executive management team or other employees attended portions of some Committee meetings during fiscal 2026 to fulfill these requests. Our CEO attended all of the Compensation Committee’s meetings during fiscal 2026 but did not attend any portion of any meeting where his own compensation was being determined. The Committee held a portion of certain meetings during fiscal 2026 in executive session with only Compensation Committee members and, in some cases, Compensation Committee advisors present.

 2026 Proxy Statement 29

Executive Compensation

Use of Industry Comparative Data

We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. In consultation with Compensia, our CEO and our Chief Human Resources Officer, the Compensation Committee develops a peer group of companies to better understand the competitive market for executive talent that it reviews at least annually. The Compensation Committee reviews the peer group periodically and made updates to our peer group to account for, among other measures, changes in revenue and market capitalization. The companies included in this peer group generally have revenue ranging from one-half to two times our annual revenue, market capitalizations ranging from one-third to three times our market capitalization and are in the semiconductor, semiconductor equipment, electrical equipment and instrument, and communications equipment business sectors. The peer group is constructed such that the median revenue and market capitalization are at or close to our financial profile. At the time the peer group was determined, Qorvo was at the 50th percentile of revenue and the 40th percentile of market capitalization of these companies.

The peer group used in fiscal 2026 consisted of the following companies:

● Advanced Energy Industries, Inc. (AEIS) ● Allegro MicroSystems, Inc. (ALGM) ● Amkor Technology Inc. (AMKR) ● Ciena Corporation (CIEN) ● Cirrus Logic, Inc. (CRUS) ● Coherent Corp. (COHR)	● Diodes Incorporated (DIOD) ● Entegris, Inc. (ENTG) ● Keysight Technologies (KEYS) ● Microchip Technology Inc. (MCHP) ● MKS Instruments, Inc. (MKSI) ● ON Semiconductor Corp. (ON)	● Seagate Technology (STX) ● Skyworks Solutions, Inc. (SWKS) ● Teradyne, Inc. (TER) ● Trimble, Inc. (TRMB) ● Zebra Technologies Corp. (ZBRA)

The Compensation Committee utilizes peer group data to help establish base salaries and target short-term incentive award opportunities for each NEO. When reviewing peer group data in setting compensation, the Compensation Committee also considers each NEO’s performance, level of responsibility in comparison to the other NEOs, and internal equity and other considerations and adjusts compensation as it deems appropriate.

Other Equity Award Grant Practices

We also employ the following practices with respect to equity awards:

●

As part of the Compensation Committee’s regular process for determining whether performance-based compensation goals have been met, our Internal Audit Department reviews our performance against the applicable metrics for short-term incentive award opportunities and long-term performance-based equity compensation, confirms the level of achievement of the applicable metrics and issues a report to the Compensation Committee certifying the applicable calculations.

●

To encourage our executive officers to maintain a longer-term perspective of the Company’s business as they approach retirement, subject to certain conditions referenced below, both PBRSUs and Service-based RSUs will remain outstanding and capable of being earned and/or vest in accordance with their terms following an executive officer’s termination of employment unless such employment is terminated for cause, in which case any unearned or unvested portion of the award will be forfeited. Continuation of the award is conditioned on the departing executive officer’s agreement to refrain from working for another company during the remaining vesting period and compliance with specified non-disclosure, confidentiality and other covenants. If the individual fails to satisfy these obligations, the remaining unearned or unvested portion of the award will be forfeited and any underlying shares of common stock that were earned and vested following termination and any gain from the sale of such shares will be subject to recoupment, or “clawback.”

●

In order to support the surviving family of an executive officer in the event of his or her death, both performance-based and service-based long-term equity awards will be treated as earned (at target levels, if applicable) and fully vested in the event of the death of the executive officer prior to the end of the applicable performance or vesting period. In the event of the death of the executive officer on or after the end of a performance period, long-term performance-based equity awards will be eligible to be fully earned, based on actual performance and the extent to which performance goals are met, with such earned awards being deemed fully vested as of the date of the employee’s death.

●	We generally grant Service-based RSUs and PBRSUs annually to eligible executives. We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●

We account for stock-based payments, including grants under each of our equity compensation programs, in accordance with the requirements of FASB ASC Topic 718. Our equity award accounting complies with GAAP in the United States and is transparently disclosed in our SEC filings.

30   2026 Proxy Statement

Executive Compensation

The Committee also has responsibilities with respect to our compensation policies and practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Compensation Elements

Compensation arrangements for our NEOs under our fiscal 2026 executive compensation program are composed of the following elements: (1) base salary; (2) performance-based short-term incentive awards; and (3) equity incentive awards in the form of PBRSUs and Service-based RSUs. We also provide our NEOs other compensation and employee benefits generally available to our eligible employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan, our nonqualified deferred compensation plan and our employee stock purchase plan, as amended and restated, or ESPP. We believe our overall and individual incentive award grant practices contain performance-based elements that are designed to reward performance and support our strategic objectives.

Base Salaries

The Committee reviews base salaries with our compensation consultant and establishes individual base salaries for our NEOs annually. In determining individual base salaries, the Committee considers peer group data, overall responsibilities and anticipated performance, past accomplishments and performance, labor market conditions, our overall annual budget guidelines for merit and performance increases, and advice from our compensation consultant based on market practices. The base salaries for our NEOs are as shown in the table below:

	Base Salary
Name	2026 (1)	2025	% change

Robert A. Bruggeworth	$1,066,248	$1,035,248	3.0%

Grant A. Brown	$657,484	$635,250	3.5%

Philip J. Chesley	$536,163	$518,032	3.5%

Steven E. Creviston	$618,783	$600,760	3.0%

Paul J. Fego	$560,002	$538,463	4.0%

(1)	Effective on the first day of fiscal 2026 (March 30, 2025).

Fiscal 2026 Short-Term Incentive Award Opportunities

A significant portion of each NEO’s annual target total direct compensation is designed to be at-risk and linked to our operating performance. Short-term incentives for our NEOs are awarded pursuant to our short-term incentive program only when earned and are not guaranteed.

The target short-term incentive award opportunity for each NEO is expressed as a percentage of the base salary that is paid during the applicable performance period. The short-term incentive program is structured so that as an NEO’s responsibility at Qorvo increases, the target short-term incentive award opportunity as a percentage of base salary will also increase. The short-term incentive award opportunities reflect the Compensation Committee’s view that Mr. Bruggeworth, as our CEO, bears overall management responsibility for Qorvo, while our other NEOs have more narrow responsibilities tied to a particular business unit or function. In April 2025, the Committee approved a target short-term incentive award opportunity for fiscal 2026 for Mr. Bruggeworth at 160% of his base salary, and for each of Messrs. Brown, Chesley, Creviston, and Fego at 90% of their respective base salary (each unchanged from fiscal 2025).

For fiscal 2026, the short-term incentive award opportunities were based on two separate six-month financial performance periods. The metrics used to measure performance were (1) revenue and (2) non-GAAP operating income. The Compensation Committee chose these metrics because it believes that these are important factors driving stockholder value.

The revenue and non-GAAP operating income metrics had pre-established threshold, target and maximum levels, and each constituted 50% of the total short-term incentive award opportunity during each six-month performance period. Each NEO had the opportunity to earn a short-term incentive award in an amount between 30% and 200% of the target short-term incentive award opportunity, depending on our actual level of revenue and non-GAAP operating income during the performance period. No minimum bonus was guaranteed. Our short-term incentive compensation targets are intended to reward actual performance measured against our Board-approved operating plan.

 2026 Proxy Statement 31

Executive Compensation

The short-term incentive award earned for each metric was determined on a linear basis for achievement between the threshold and target or target and maximum levels subject to the actual performance for such metric. For the first six months of fiscal 2026, the target levels for revenue and non-GAAP operating income approximated the corresponding amounts in our annual operating plan as approved by the Board. As a result of our performance in the first six months of fiscal 2026, our NEOs earned short-term incentive awards equal to 110.1% of their target short-term incentive award opportunity for this semi-annual performance period. The following table sets forth the short-term incentive metrics and the results achieved for the first six-month performance period:

First Half of Fiscal 2026 Short-Term Incentive Components, Performance Range and Results Achieved

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Max (200% Payout)	Achieved Results	Short Term % Achieved	Weighting	Payout % Factor

Revenue	$1,565.7M	$1,842.0M	$2,118.3M	$1,877.3M	112.8%	50%	56.4%

Non-GAAP Operating Income (1)	$246.5M	$352.1M	$457.7M	$360.0M	107.4%	50%	53.7%

							110.1%

(1)	Please see Annex A for a reconciliation of non-GAAP results to GAAP results.

We set our short-term incentive award targets for the second half of fiscal 2026 based on our forecast for that period provided in October 2025, as approved by the Board. Based on our performance in the second six months of fiscal 2026, our NEOs earned short-term incentive awards equal to 86.0% of their target short-term incentive award opportunity for this semi-annual performance period. The following table sets forth the short-term incentive metrics and the results achieved for the second six-month performance period:

Second Half of Fiscal 2026 Short-Term Incentive Components, Performance Range and Results Achieved

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Max (200% Payout)	Achieved Results	Short Term % Achieved	Weighting	Payout % Factor

Revenue	$1,652.6M	$1,944.2M	$2,235.8M	$1,801.2M	65.7%	50%	32.9%

Non-GAAP Operating Income (1)	$300.2M	$428.9M	$557.5M	$437.0M	106.3%	50%	53.1%

							86.0%

(1)	Please see Annex A for a reconciliation of non-GAAP results to GAAP results.

Fiscal 2026 Long-Term Equity-Based Incentives

For fiscal 2026, the Compensation Committee granted a mix of PBRSUs and Service-based RSUs to our executive officers, including our NEOs. The amount of each award was determined by the Committee upon consideration of (1) peer group data, (2) each executive officer’s base salary, short-term incentive award opportunities and PBRSU opportunities, (3) overall responsibilities and anticipated performance required for the upcoming fiscal year, (4) past accomplishments and performance and (5) internal equity and other considerations.

PBRSUs are eligible to be earned based on the achievement of (i) certain pre-established Company performance objectives and (ii) certain non-GAAP gross margin performance targets established by the Compensation Committee. No minimum level of equity award was guaranteed, and the Compensation Committee did not alter the objectives based on market or performance conditions. PBRSUs are designed so that approximately 60% of the total target value of each NEO’s annual long-term equity-based incentive opportunity is linked to project milestones or key initiatives that the Compensation Committee believed had a strong potential to impact long-term stockholder value creation. Service-based RSUs generally approximate 40% of the total target value of all annual long-term equity-based incentive opportunities.

32   2026 Proxy Statement

Executive Compensation

Performance-Based Restricted Stock Unit Awards

As discussed above, in fiscal 2026, our PBRSU awards consisted of two components: (1) Objectives-based PBRSUs, where the payout is based on the achievement of Company performance objectives established by the Compensation Committee, and (2) Gross margin PBRSUs, where the payout is linked to achievement of non-GAAP gross margin targets established in advance by the Compensation Committee.

Objectives-based PBRSUs

The Objectives-based PBRSUs are eligible to be earned based on our actual performance as measured against performance objectives approved by the Compensation Committee at the beginning of the applicable performance period. The number of PBRSUs earned is determined based on the achievement of the objectives and the specific payout percentage that was assigned to each of those objectives. Depending on the achievement of the objectives, each NEO could earn up to 200% of the target number of Objectives-based PBRSUs.

Our fiscal 2026 long-term Objectives-based PBRSUs were linked to achievement during the year of key Company projects or initiatives that the Compensation Committee believed had a strong potential to impact long-term stockholder value creation. The objectives selected by the Compensation Committee were reviewed with company management to understand the importance of each of the objectives to the Company’s strategy and long-term goals. Throughout the fiscal year, Company management provided updates to the Compensation Committee to help them better understand how performance towards each target objective is progressing.

The Compensation Committee uses one-year periods for these performance awards due to the importance of establishing specific, measurable goals to incentivize our NEOs in a manner that aligns with the Company’s long-term objectives. The Compensation Committee believes that using a longer period to measure achievement of these objectives would reduce the effectiveness of the incentive measures because several of these objectives are tied to specific operational goals aligned with anticipated customer needs and market direction. We believe the Objectives-based PBRSUs provide appropriate long-term incentives for our NEOs, advance our achievement of long-term financial and operational goals and help support our continued performance as an industry leader. These goals were Company-based, and the performance achieved applied to the executive management team as a group.

For fiscal 2026, there were ten categories of performance goals, each with sub-goals that allow for partial achievement, which are tied to the Objectives-based PBRSUs granted to our NEOs. Goals are proposed by our leadership team and either revised or approved by our Compensation Committee following an internal review of strategic and financial priorities deemed critical to support long-term stockholder value creation. Each goal incorporates specific, measurable milestones for the evaluation of achievement during the performance period. At each quarterly meeting of our Compensation Committee, our CEO provides an assessment of our progress against the goals. The Committee believes that one of the most important benefits to Qorvo from the use of the Objectives-based PBRSUs is the focused emphasis by all participating employees on attaining the objectives as a team.

In determining the level of performance required to satisfy the performance objectives, the Compensation Committee believes that the performance goals should be challenging enough to motivate achievements and further the strategic goals of the Company.

The Committee believes that earning any awards equal to or greater than the target level of 100% should be difficult, but still possible, to achieve. Several of the goals set forth below have quantified numerical or specified design targets that must be achieved in order for the award to be earned by our NEOs. Examples include specific cost reduction targets during the fiscal year; specific target market share achievements for certain products and customers; and measurable operating improvements for certain technology. In assigning a weight to any performance objective, the Committee believes that the amount of weighting reflected in any award should be appropriate for the performance. No minimum level of award is guaranteed. In addition, the Committee believes it is inherently difficult to predict whether these performance objectives will be met. In determining whether an objective was achieved, the Compensation Committee reviewed an independent internal audit assessment of the level of achievement reached for each objective, and determined based on the assessment whether the goal was fully, partially or not achieved.

 2026 Proxy Statement 33

Executive Compensation

The following table describes the categories of performance objectives for the Objectives-based PBRSUs granted last year for the performance period ending March 28, 2026, along with the rationale, weighting, performance assessment and payout for each:

Description of Performance Objective (1)	Rationale for Selection of Objective	Weighting % (2)	Performance Assessment	Payout %

Release defined technology enhancements and work with customers on sampling new products to increase share.	Expand market demand for company products, and develop key technologies	10%	Partial	5%

Exploration and deployment of AI tools to enhance organizational productivity	Enhance operational efficiencies and reduce costs	20%	Partial	15%

Meet specific quantifiable design and R&D milestones in key technologies and/or products to increase performance capabilities	Increase revenues and develop key technologies	75%	Achieved	75%

Reduce costs related to development of specific products through process improvements	Enhance operational efficiencies and improve product performance	20%	Partial	10%

Achieve specific measurable content design wins at key customers	Increase revenue, expand margins, address customer requirements and develop key technologies	55%	Partial	15%

Meet specific percentage reductions in waste and emissions and achieve quantifiable reductions in water usage and energy consumption	Drive sustainability and reduce operational impact on environment	10%	Achieved	10%

Achieve measurable productivity improvements in specific teams and facilities	Enhance operational efficiencies and shorten delivery cycle times	10%	Partial	4%

	Total for Concluded Performance Periods:	200%		134%

(1)	Several of the objectives contained related sub-objectives that carried separate weightings and could be individually met.

(2)	Weightings are assigned based on the perceived strategic importance of each objective.

34   2026 Proxy Statement

Executive Compensation

Based on our actual performance against the pre-established performance objectives that the Compensation Committee was able to measure at the time of its assessment, our NEOs earned 134% of the maximum 200% which could have been earned for the concluded performance periods, as shown in the following table:

Name	Target Number of Objectives- based PBRSUs Granted	Maximum Number of Objectives- based PBRSUs Eligible to be Earned (200%)	Number of Objectives- based PBRUSs Earned (1)

Robert A. Bruggeworth	61,974	123,948	83,045

Grant A. Brown	17,215	34,430	23,068

Philip J. Chesley	11,477	22,954	15,379

Steven E. Creviston	13,198	26,396	17,685

Paul J. Fego	16,067	32,134	21,529

(1)

Due to rounding, the actual number of PBRSUs earned may vary slightly from the calculated payout multiplied by the target number of PBRSUs. The number of PBRSUs earned by our NEOs listed above vest in the following manner: 50% vest upon certification of the level of achievement of the awards, and the remaining 50% vest in equal annual installments over each of the following two years.

Gross Margin PBRSUs

NEOs were also granted Gross margin PBRSUs in fiscal 2026. These awards, which were introduced in fiscal 2025, pay out based on the achievement of certain non-GAAP gross margin performance objectives established in advance by the Compensation Committee over three, one-year performance periods. By providing a three-year horizon for non-GAAP gross margin targets, Company management is provided clear expectations and long-term incentives to improve performance.

For Gross margin PBRSUs awarded in fiscal 2025, the Compensation Committee set non-GAAP gross margin targets for fiscal 2025, fiscal 2026 and fiscal 2027. For Gross margin PBRSUs awarded in fiscal 2026, the Compensation Committee set non-GAAP gross margin targets for fiscal 2026, fiscal 2027 and fiscal 2028. Performance is then measured for each year individually and, if earned, awards vest after each year is completed and the performance results have been certified by the Compensation Committee. One-third of the shares subject to the award shall be eligible to be earned with respect to each annual performance period. Based on the non-GAAP gross margin performance achieved, each NEO may earn up to 200% of the target.

The following shows the non-GAAP gross margin metrics established by the Compensation Committee for fiscal 2026, the performance levels achieved by the Company and the payout percentage for the non-GAAP gross margin PBRSUs

		Non-GAAP Gross Margin
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual (1)	Payout

2026 Target (established in FY2026)	46.4%	47.9%	49.4%	48.9%	166.7%

2026 Target (established in FY2025)	46.0%	48.0%	50.0%	48.9%	145.0%

(1)	Please see Annex A for a reconciliation of non-GAAP results to GAAP results.

 2026 Proxy Statement 35

Executive Compensation

The total number of Gross margin PBRSUs awarded to each NEO based on the achievement of the non-GAAP gross margin of 48.9% during fiscal 2026 is shown in the following table:

Name	Target Number of Gross Margin PBRSUs Granted	Maximum Number of Gross Margin PBRSUs Eligible to be Earned (200%)	Number of FY 2026 Gross Margin PBRSUs Earned (1)

Robert A. Bruggeworth	12,337	24,674	19,381

Grant A. Brown	3,376	6,752	5,309

Philip J. Chesley	2,284	4,568	3,588

Steven E. Creviston	2,627	5,254	4,126

Paul J. Fego	3,097	6,194	4,877

(1)

Due to rounding, the actual number of RSUs earned may vary slightly from the calculated payout multiplied by the target number of RSUs. Amounts reflect aggregate awards earned for achievement of the 2026 gross margin targets established in fiscal years 2025 and 2026 by the Compensation Committee.

Fiscal 2025 Objectives-based PBRSUs Earned in Fiscal 2026

As discussed in Qorvo’s 2025 Proxy Statement, one of our performance objectives for the Objectives-based PBRSUs granted for fiscal 2025 had a performance period that ended between our fiscal year end and June 30, 2025. Performance for this objective was not determined by the Compensation Committee prior to the filing of the 2025 Proxy Statement. Following the performance period, the Compensation Committee was able to assess the performance as follows:

Performance Objective	Rationale for Selection of Objective	Weighting %	Performance Assessment	Final Payout %

Achievement of measurable product development milestones (including validation and testing) designed for specific growth markets	Increase revenues, expand market opportunities and develop key technologies	13%	Achieved	13%

Based on our actual performance against the pre-established performance objectives that the Compensation Committee was able to measure, the NEOs named below earned the following number of RSUs for fiscal 2025 related to achievement of the above objectives (in addition to those previously disclosed in our 2025 Proxy Statement): Mr. Bruggeworth: 6,378, Mr. Brown: 1,712, Mr. Chesley: 1,182, Mr. Creviston: 1,358 and Mr. Fego: 1,536.

Service-Based Restricted Stock Unit Awards

For fiscal 2026, the Compensation Committee granted Service-based RSUs to our executive officers. Service-based RSUs generally approximate 40% of the total target value of all annual long-term equity-based incentive opportunities. The Service-based RSUs vest over a four-year period, with 25% vesting on each anniversary of the grant date.

The following table sets forth the number of Service-based RSUs granted to each NEO in fiscal 2026, with additional detail regarding the awards set forth in the “2026 Grants of Plan-Based Awards Table.”

Name	Service- Based RSUs

Robert A. Bruggeworth	47,925

Grant A. Brown	13,313

Philip J. Chesley	8,875

Steven E. Creviston	10,206

Paul J. Fego	12,425

36   2026 Proxy Statement

Executive Compensation

Other Compensation Policies and Practices

Other Employee Benefits

Our NEOs are eligible to participate in the same employee benefit plans generally available to all our employees, including health insurance, group life and disability insurance, 401(k) and our ESPP. We also maintain a non-qualified deferred compensation plan under which eligible employees, including our NEOs, may elect to defer the receipt of a portion of their base salary and some of their short-term incentive compensation, to the extent paid in cash. None of our NEOs currently elect to defer compensation under this plan. We do not provide matching contributions under our deferred compensation plan, nor do we guarantee a minimum rate of return.

Perquisites

Our named executive officers are provided only limited perquisites or other personal benefits. During the last fiscal year, our Compensation Committee approved providing our executive leadership with access to an annual executive physical. In addition, when applicable, the Company also considers relocation assistance to certain executives in connection with business-related relocation. Other than as described above, our named executive officers did not receive perquisites or other personal benefits during our last fiscal year.

Stock Ownership Guidelines

Under our Corporate Governance Guidelines, we have established stock ownership guidelines for our non-employee directors, CEO and other executive officers, which provide that within five years of first becoming a director or Section 16 officer, as applicable, they must own shares of our common stock with a specified value in the following amounts: for directors, 5x their annual cash retainers; for the CEO, 5x his or her base salary; and for other Section 16 officers, 1x their base salaries. Pursuant to our Corporate Governance Guidelines, only common stock, time-vested restricted stock, and time-vested restricted stock units owned directly by a director or Section 16 officer, held indirectly by a trust or owned by an immediate family member residing in the same household count toward the ownership requirements. Each of our Section 16 officers are in compliance with the stock ownership requirements as established in our Corporate Governance Guidelines. The Compensation Committee believes these ownership requirements help ensure that our directors and officers have meaningful equity stakes that help align their economic interests with those of our stockholders.

Employment Agreement

Mr. Bruggeworth currently has an employment agreement with Qorvo. The terms of Mr. Bruggeworth’ s employment agreement are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Change in Control Agreements

We have entered into change-in-control agreements with each of our NEOs and certain other members of our executive management team. We entered into these arrangements to acknowledge the respective employee’s importance to us and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. As more fully described in the section entitled “Potential Payments Upon Termination or Change-in-Control” below, these agreements entitle each of our NEOs to payments and benefits only if his or her employment is terminated without “cause,” or by him or her for “good reason,” in connection with a change in control (which will include the 90 days prior to the date of the change in control in the case of a termination without cause). The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable upon a qualifying termination following a change of control.

On August 14, 2025, the Board approved the entry by us into an Amended and Restated Change in Control Agreement with each of our NEOs (other than Mr. Bruggeworth) in order to better align such arrangements with market practice. Such amendments provide for, among other things, certain modifications to the NEO’s severance payments and benefits as previously in effect in the event of a qualifying termination of employment in connection with a change in control of our Company, as more fully described in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

Executive Severance Plan

On August 14, 2025, the Board approved the adoption of an Executive Severance Plan to provide a market-appropriate severance framework for qualifying terminations of eligible executives. The Executive Severance Plan provides for severance payments and benefits in the event of a termination of the executive’s employment without “cause” or by him or her for “good reason” other than in connection with a change in control of our Company, as more fully described in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

 2026 Proxy Statement 37

Executive Compensation

Forfeiture and Clawback Provisions
In accordance with SEC rules and Nasdaq listing standards, in 2023 the Company adopted a compensation recoupment policy, or clawback policy, applicable to its executive officers covered by the policy. The clawback policy empowers the Company to recover certain incentive compensation erroneously awarded to such covered officers in the event of an accounting restatement.
In addition, the Compensation Committee can seek forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and require that a participant be subject to any compensation recovery policy, or similar policies that may apply to the participant or be imposed under applicable laws. Further, our senior officer equity award agreements impose “clawback” restrictions in the event of certain prohibited conduct, including violation of restrictive covenants following termination of employment and misconduct to the extent required under applicable law. Our employment agreement with Mr. Bruggeworth and our change in control agreements with our NEOs also provide forfeiture and clawback rights related to certain benefits in the event that the covered person engages in certain types of prohibited conduct.
Prohibition Against Hedging and Pledging
Our securities trading policy prohibits any hedging or pledging of our securities by directors or employees, including our executive officers. This includes engaging in any type of short sale or purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange traded funds) or engaging in any transaction that, in either case, hedges or offsets, or is designed to hedge or offset any risk of decrease in the market value of our common stock. Accordingly, none of our directors or executive officers has engaged in any hedging or pledging transactions with respect to our common stock.
Policies and Practices Regarding the Grant of Certain Equity Awards
Item 402(x) of Regulation
S-K
requires the Company to discuss its policies and practices on timing of awards of options in relation to the disclosure by the Company of material non-public
information. Equity awards are discretionary and are generally granted to our NEOs in May and August of each year. In certain circumstances, including the hiring, promotion or in connection with achievement of an exceptional performance of an officer, the Compensation Committee may approve grants at other times throughout the year. The Company does not currently grant stock options, stock appreciation rights, or similar option-like instruments. Eligible employees, including our NEOs, may voluntarily enroll in the ESPP and may purchase shares at a discount using payroll deductions accumulated during the applicable offering period. Purchase dates under the ESPP are generally the day preceding May 1 and November 1 each year. The Compensation Committee does not take material non-public
information into account when determining the timing and terms of equity awards, and we do not time the disclosure of material non-public
information for the purpose of affecting the value of executive compensation.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Committee believes that due to the continued importance to the Company and our stockholders of awarding compensation that is structured to properly incentivize our executive officers, it will continue to consider all relevant factors that attract, retain and reward talent. Therefore, the Committee believes it is in the best interest of the Company to maintain flexibility in awarding compensation, even if some portion of such compensation may not be tax deductible.
Merger-Related Compensation Actions
Retention Bonus to Chief Financial Officer
On November 22, 2025, pursuant to the retention program established in connection with the Skyworks Merger, the Compensation Committee approved the Company’s entry into a retention bonus agreement with Mr. Brown (the “Brown Retention Bonus Agreement”) to incentivize Mr. Brown’s continued service to the Company and support continuity and stability during the integration period following the closing of the Skyworks Merger. Pursuant to the Brown Retention Bonus Agreement, Mr. Brown will receive a cash retention payment in an amount
equal to $986,226 (the “Brown Retention Bonus”), sixty percent (60%) of which will be payable upon the consummation of the Skyworks Merger, and forty percent (40%) of which
will be payable upon the
six-month
anniversary of the closing of the Skyworks Merger, in each case, subject to Mr. Brown’s continued employment through such dates. If Mr. Brown’s employment is terminated by Qorvo, Skyworks or a successor of Qorvo or Skyworks without cause or by Mr. Brown with good reason (each, as defined in Mr. Brown’s Brown Retention Bonus Agreement) prior to a payment date, the Brown Retention Bonus will be payable upon such termination of employment.

2026 Proxy Statement

Executive Compensation

Section 280G

The Skyworks Merger is treated as a change in control of the Company for purposes of the golden parachute rules under Section 280G and 4999 of the Code. These rules impose an excise tax on “excess parachute payments” and deny the employer’s compensation deduction for such amounts. On December 18, 2025, the Compensation Committee approved the acceleration of payment of retention awards for Mr. Brown into the 2025 calendar year for the purpose of mitigating the impact of the application of Section 4999 of the Code in connection with the Skyworks Merger, which such awards will be subject to repayment by Mr. Brown upon the occurrence of an event as a result of which such payment (or portion thereof) would have been forfeited under its terms had such payment not been accelerated, as described above.

Treatment of Equity Awards

Other than as expressly referenced, this “Compensation Discussion and Analysis” does not describe the impact that the closing of the Skyworks Merger would have on the outstanding unvested equity awards, which is described in the Definitive Proxy Statement on Schedule 14A filed with the SEC on December 23, 2025, as amended pursuant to the Current Report on Form 8-K filed with the SEC on January 28, 2026 (together, the “Merger Proxy Materials”).

Conclusion

The Compensation Committee believes that Qorvo’s executive compensation program provides a balanced and stable foundation for rewarding our NEOs and providing them incentives to achieve corporate objectives that align with the interests of our stockholders. Based on our financial performance in fiscal 2026, our NEOs received short-term incentive awards at approximately 110.1% of their fiscal 2026 target percentage of base salary paid in the first six months of fiscal 2026 and earned approximately 86.0% of their fiscal 2026 target percentage of base salary based on Company performance for the second six months of fiscal 2026. These incentive awards are based on operating performance by the Company for each of the six-month periods measured.

For our Objectives-based PBRSUs, based on the performance objectives measurable at the time of the Compensation Committee’s assessment in May 2026, our NEOs earned their PBRSUs at 134% of the maximum 200% which could have been earned. The Compensation Committee also approved a payout of Gross margin PBRSUs to our NEOs based on achievement by the Company of a non-GAAP gross margin of 48.9% for fiscal 2026.

Our executive compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our combination of short-term incentive awards and long-term performance- and service-based RSUs helps us achieve our long-term goals and will continue to align the interests of our executive officers, including our NEOs, with those of Qorvo and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with our management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended March 28, 2026.

The Compensation Committee

Walden C. Rhines (Chair)

Richard L. Clemmer

Alan S. Lowe

Susan L. Spradley

 2026 Proxy Statement 39

Executive Compensation

Compensation of Executive Officers

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the fiscal years ended March 28, 2026, March 29, 2025 and March 30, 2024. We use a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)
Robert A. Bruggeworth President and Chief Executive Officer	2026	1,065,652	–	10,799,961	1,671,680	14,334	13,551,627
	2025	1,034,482	–	10,799,901	1,228,550	44,029 (4)	13,106,962
	2024	994,695	–	10,500,004	1,308,459	13,251	12,816,409
Grant A. Brown Senior Vice President and Chief Financial Officer	2026	657,056	–	3,000,086	579,773	14,239	4,251,154
	2025	634,668	–	2,900,031	423,940	14,126	3,972,765
	2024	603,942	–	2,599,987	446,988	260,612 (5)	3,911,529
Philip Chesley Senior Vice President and President of High Performance Analog	2026	535,814	–	2,000,054	472,792	14,195	3,022,855
	2025	517,649	–	1,999,978	345,802	14,015	2,877,444
	2024	497,740	–	1,999,991	368,294	12,401	2,878,426
Steven E. Creviston Senior Vice President and President of Connectivity and Sensors	2026	618,436	–	2,299,926	545,702	14,194	3,478,258
	2025	600,423	–	2,299,998	401,130	13,988	3,315,539
	2024	582,831	–	2,300,087	431,256	12,547	3,326,721
Paul J. Fego Senior Vice President of Global Operations	2026	559,588	–	2,799,982	493,763	14,232	3,867,565
	2025	538,065	–	2,599,911	359,441	14,023	3,511,440
	2024	517,416	–	2,400,019	382,846	12,412	3,312,693

(1)

Represents the aggregate grant date fair value of PBRSUs and Service-based RSUs granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718, rather than an amount paid to or realized by the NEO, disregarding the estimate of forfeitures related to performance-based and service-based, as applicable, vesting conditions. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See “Stock-Based Compensation” in Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 28, 2026 (the “Form 10-K”) for the assumptions used to calculate grant date fair value. The actual amounts, if any, ultimately realized may differ from the ASC Topic 718 grant date fair value amounts. See the “2026 Grants of Plan-Based Awards Table” below for information on grants awarded in fiscal 2026.

(2)	Represents amounts earned under our Short-Term Incentive Plan in the years referenced.

(3)	Represents company matching contributions to the accounts of the NEOs under our 401(k) plan, plus additional amounts as described in footnotes (4) and (5) below.

(4)	Includes $29,000 for the cost of executive security services provided to Mr. Bruggeworth during fiscal 2025, which the Board considered as a necessary security measure, and not a personal benefit.

(5)

The amount includes $247,729 for relocation expenses at the Company’s request related to Mr. Brown’s move from Oregon to the Company headquarters in North Carolina, which includes $109,110 in tax gross-up payments made on behalf of Mr. Brown in connection with this relocation.

40   2026 Proxy Statement

Executive Compensation

2026 Grants of Plan-Based Awards Table

The following table provides information on restricted stock unit awards and plan-based short-term incentive awards granted to each of our NEOs with respect to fiscal 2026.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock Awards ($) (5)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert A. Bruggeworth	N/A	511,799	1,705,997	3,411,993
	5/16/2025				1,653	82,632	165,264		6,480,001
	8/14/2025							47,925	4,319,960
Grant A. Brown	N/A	177,521	591,736	1,183,471
	5/16/2025				459	22,953	45,906		1,800,052
	8/14/2025							13,313	1,200,034
Philip Chesley	N/A	144,764	482,547	965,094
	5/16/2025				306	15,303	30,606		1,200,061
	8/14/2025							8,875	799,993
Steven E. Creviston	N/A	167,071	556,905	1,113,809
	5/16/2025				352	17,597	35,194		1,379,957
	8/14/2025							10,206	919,969
Paul J. Fego	N/A	151,201	504,002	1,008,003
	5/16/2025				428	21,423	42,846		1,679,992
	8/14/2025							12,425	1,119,990

(1)

Equity awards granted to the NEOs were made pursuant to our 2022 Stock Incentive Plan, as amended and restated (the “2022 Plan”). See “Equity Compensation Plans” below for more information. The grant date above is determined in accordance with ASC Topic 718.

(2)

Each NEO participates in our Short-Term Incentive Plan. The short-term incentive award earned by each NEO is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Short-term incentive awards are earned based on attainment of Company operating performance goals based on two six-month performance periods. The short-term incentive opportunities available under the Short-Term Incentive Plan are described in greater detail under “Compensation Discussion and Analysis – Compensation Elements – Fiscal 2026 Short-term Incentive Award Opportunities.”

(3)

Information in these columns reflect the PBRSUs granted in fiscal 2026. PBRSUs are earned, if at all, at the end of a specified performance period based on achievement of pre-established performance goals. In the event of termination of employment other than for cause, these PBRSUs granted to an NEO will continue to be capable of being earned and vest over the original vesting term as if the NEO had remained an employee of Qorvo subject to the NEO’s compliance with certain restrictive covenants and other conditions. For a detailed discussion of the PBRSUs, see “Compensation Discussion and Analysis – Compensation Elements – Performance-Based Restricted Stock Unit Awards,” above.

(4)

These Service-based RSU awards vest in increments of 25% per year over a period of four years. In the event of termination of employment other than for cause, the Service-based RSUs granted to an NEO generally will continue to vest over the original vesting term as if the NEO had remained an employee of Qorvo subject to the NEO’s compliance with certain restrictive covenants and other conditions. For a detailed discussion of the service- based RSU awards, see “Compensation Discussion and Analysis – Compensation Elements – Service-Based Restricted Stock Unit Awards.”

(5)

These amounts do not reflect compensation actually received by the NEO. Amounts presented represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 of our common stock awards granted during the fiscal year. See “Stock-Based Compensation” in Note 15 of the Notes to the Consolidated Financial Statements set forth in our Form 10-K for the assumptions used to calculate the grant date fair value of the awards. The actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

 2026 Proxy Statement 41

Executive Compensation

Equity Compensation Plans

The discussion that follows describes the material terms of our principal equity compensation plans in which the NEOs participate. The material terms of Mr. Bruggeworth’s employment agreement, the change in control arrangements and the Executive Severance Plan applicable to our NEOs are described under “Potential Payments Upon Termination or Change-in-Control” below. The treatment of awards outstanding under such plans upon the closing of the Skyworks Merger is described in the Merger Proxy Materials.

Amended and Restated 2022 Stock Incentive Plan

The Company currently grants equity-based awards to eligible employees, directors and independent contractors under the 2022 Plan, which our stockholders originally approved on August 15, 2022. An amendment and restatement of the 2022 Plan was approved by our stockholders on August 13, 2025. Under the 2022 Plan, the Company is permitted to grant awards, such as restricted stock units, restricted stock awards, performance shares, performance units, stock options, stock appreciation rights and phantom stock awards, to eligible participants. The maximum number of shares issuable under the 2022 Plan may not exceed 7.7 million shares (subject to adjustment for anti-dilution purposes). As of March 28, 2026, approximately 3.8 million shares were available for issuance under the 2022 Plan. Awards under the 2022 Plan may be granted through August 14, 2032.

For a discussion of the fiscal 2026 grants of PBRSUs, which are capable of being earned based on objective performance goals, see “Compensation Discussion and Analysis – Compensation Elements – Performance-Based Restricted Stock Unit Awards.” For a discussion of the methodology with respect to the grants of Service-based RSUs, see “Compensation Discussion and Analysis – Compensation Elements – Service-Based Restricted Stock Unit Awards.” For a discussion of our NEOs’ equity award compensation in proportion to their total compensation, see “Compensation Discussion and Analysis – Executive Compensation Program – Fiscal 2026 Executive Compensation Program Design.”

Employee Stock Purchase Plan

The Company assumed the TriQuint Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An amendment and restatement of the ESPP was approved by our stockholders on August 13, 2025. All employees of the Company (including officers) who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. The maximum number of shares that may be made available for sale under the ESPP is 10.2 million shares (subject to adjustment for anti-dilution purposes). As of March 28, 2026, approximately 5.0 million shares were available for future issuance under this plan. The Company makes no cash contributions to the ESPP but bears the expenses of its administration.

42   2026 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of our common stock covered by outstanding PBRSUs and RSUs held by our NEOs on March 28, 2026. No outstanding option awards are held by our NEOs.

			Stock Awards
Name	Grant Date (1)		Number of Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Robert A. Bruggeworth	8/14/2025	(3)	47,925	3,706,999
	5/16/2025	(4)	68,859	5,326,244	13,773	1,065,342
	8/13/2024	(3)	30,201	2,336,047
	5/15/2024	(4)	51,084	3,951,347	5,453	421,790
	8/15/2023	(3)	20,351	1,574,150
	5/15/2023	(4)	21,339	1,650,572
	8/9/2022	(3)	9,396	726,781
Grant A. Brown	8/14/2025	(3)	13,313	1,029,761
	5/16/2025	(4)	19,127	1,479,473	3,826	295,941
	8/13/2024	(3)	8,110	627,309
	5/15/2024	(4)	13,717	1,061,010	1,466	113,395
	8/15/2023	(3)	5,039	389,767
	5/15/2023	(4)	5,289	409,104
	8/9/2022	(3)	423	32,719
Philip J. Chesley	8/14/2025	(3)	12,752	986,367
	5/16/2025	(4)	5,593	432,619	2,551	197,320
	8/13/2024	(3)	9,461	731,808
	5/15/2024	(4)	3,877	299,886	1,011	78,201
	8/15/2023	(3)	4,067	314,582
	5/15/2023	(4)	1,598	123,605
Steven E. Creviston	8/14/2025	(3)	10,206	789,434
	5/16/2025	(4)	14,664	1,134,260	2,933	226,868
	8/13/2024	(3)	6,432	497,515
	5/15/2024	(4)	10,881	841,645	1,163	89,958
	8/15/2023	(3)	4,458	344,826
	5/15/2023	(4)	4,679	361,921
	8/9/2022	(3)	2,161	167,153
Paul J. Fego	8/14/2025	(3)	12,425	961,074
	5/16/2025	(4)	17,852	1,380,852	3,571	276,217
	8/13/2024	(3)	7,271	562,412
	5/15/2024	(4)	12,297	951,173	1,313	101,561
	8/15/2023	(3)	4,652	359,832
	5/15/2023	(4)	4,879	377,391
	8/9/2022	(3)	2,161	167,153

(1)	The grant date is determined in accordance with ASC Topic 718.

(2)

Based upon $77.35 per share, which was the closing price of our common stock as reported by Nasdaq on March 27, 2026, the last trading day of fiscal 2026, multiplied by the number of shares subject to the award that had not yet vested.

(3)	Service-based RSUs generally vest in increments of 25% per year over a period of four years.

(4)

Objectives-based PBRSUs, if earned, generally vest over a period of three years, with 50% vesting upon certification of achievement by the Committee and the remaining 50% vesting based on continued service in equal annual installments over the following two years. Gross margin PBRSUs, if earned, generally vest upon certification of the performance goal by the Compensation Committee. Where applicable, PBRSUs with performance objectives not yet certified by the Compensation Committee as of March 28, 2026 are shown at target.

 2026 Proxy Statement 43

Executive Compensation

2026 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired by the NEOs during fiscal 2026 upon the vesting of restricted stock unit awards. None of our NEOs hold any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Robert A. Bruggeworth	124,583	$9,940,110

Grant A. Brown	36,524	3,040,472

Philip J. Chesley	22,091	1,757,259

Steven E. Creviston	27,526	2,198,043

Paul J. Fego	29,551	2,360,234

(1)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding of shares upon vesting to satisfy applicable withholding taxes.

(2)	Values represent the market value of our common stock on the vesting date multiplied by the number of shares vested, rounded to the nearest dollar.

Potential Payments upon Termination or Change-In-Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if our NEOs’ employment had terminated on March 28, 2026 and the price per share of our common stock on the date of termination was $77.35, which was the closing price of our common stock on March 27, 2026 (the last trading day of fiscal 2026). These benefits are in addition to benefits available generally to employees, such as distributions under our 401(k) plan and deferred compensation plan and disability benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

See the Merger Proxy Materials for a detailed description of the amounts that will or may become payable to our NEOs in connection with the Skyworks Merger.

Equity Awards

Under our equity incentive plans, unvested restricted stock unit awards are generally forfeited upon termination. However, restricted stock unit awards granted to the NEOs under the 2022 Plan and 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than death or for cause, as if such individual had remained an employee of Qorvo through the applicable vesting date, subject to certain restrictive covenants, clawback provisions and other conditions.

401(k) Savings Plan; Deferred Compensation Plan

The Company maintains a 401(k) plan and a deferred compensation plan for certain eligible U.S. employees, including each of our NEOs. We match 100% of the first 2%, and 50% of the next 4% of each employee’s eligible earnings contributed to the 401(k) plan, and employees immediately vest in our contributions. Under the deferred compensation plan, employees who are eligible to participate may elect to defer a specified percentage of their base salary and short-term incentive awards paid in cash, which the Company will be obligated to deliver on a future date.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in a participant’s ESPP account are returned to the participant and none are used for purchases.

44   2026 Proxy Statement

Executive Compensation

Employment Agreement with Mr. Bruggeworth

Pursuant to this employment agreement, the term of the employment agreement continues until the earliest of (a) November 11, 2010 (as extended as described in the following sentence); (b) Mr. Bruggeworth’s death; (c) termination by Qorvo for “Cause,” as defined in the employment agreement or otherwise upon 30 days’ notice; (d) termination by Mr. Bruggeworth for “Good Reason,” as defined in the employment agreement or otherwise on 30 days’ notice; or (e) the end of any 180-day Disability Period, as defined in the employment agreement. The employment agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the employment agreement.

Under the employment agreement, Mr. Bruggeworth is entitled to a specified annual base salary, which amount is reviewed annually by the Compensation Committee and may be increased or reduced by the Compensation Committee if part of a salary reduction plan for similarly situated officers. Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

●

A bonus opportunity under the Short-Term Incentive Plan for each performance period during the term of the employment agreement. The target annual bonus opportunity in each performance period cannot be less than 100% of Mr. Bruggeworth’s base salary.

●

The opportunity to receive periodic grants of equity compensation under the Company’s equity plans, in the Compensation Committee’s discretion, so long as he is treated similarly to other senior executive officers.

●

The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with our policies as in effect from time to time.

If the employment agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

●

Termination for any reason: Mr. Bruggeworth would be entitled to receive (a) base salary through the date of termination; (b) any previously earned but unpaid bonus under the Short-Term Incentive Plan for a completed performance period; and (c) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms.

●

Termination due to death or total disability: Mr. Bruggeworth, or, in the case of his death, his beneficiary, would be entitled to receive the benefits described above under “Termination for any reason” plus the greater of Mr. Bruggeworth’s accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro-rated based on the termination date.

●

Termination by Qorvo without cause or by Mr. Bruggeworth with good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason” plus (a) salary continuation equal to two times base salary; (b) his accrued annual bonus (payable after end of performance period), pro-rated based on the termination date; (c) a special bonus equal to two times his target annual bonus; (d) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (e) equity awards (other than performance-based equity awards), which will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (f) performance-based equity awards and any previously earned equity-based awards, which will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant or as of the date of termination in the case of previously earned awards; and (g) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

●	Termination by Qorvo for cause or by Mr. Bruggeworth without good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason.”

●

Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the employment agreement following Mr. Bruggeworth’s termination.

The employment agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth. He is required to assist in any Qorvo litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition and nonsolicitation covenants contained in the employment agreement.

Further, the employment agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the employment agreement and all other plans or arrangements of Qorvo (a) constitute “parachute payments” under Code Section 280G, and (b) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, Qorvo will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed. If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

 2026 Proxy Statement 45

Executive Compensation

The employment agreement also contains certain forfeiture and recoupment rights. Generally, during the term of the employment agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (a) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (b) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (c) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately paid to Qorvo; (d) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to Qorvo; and (e) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited. Qorvo also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth. For purposes of the employment agreement, “Prohibited Activity” includes (a) violation of certain restrictive covenants; (b) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse Qorvo under Section 304 of the Sarbanes-Oxley Act of 2002; or (c) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Qorvo. “Prohibited Activity Term” means the period starting when he would have first engaged in Prohibited Activity conduct and without time limitation.

Change in Control Agreements

In 2025, we entered into amended and restated change in control agreements with each of our NEOs other than Mr. Bruggeworth, whose prior change in control agreement remained in place and was not amended. The change in control agreements with our NEOs will end on the earliest of: (a) the first anniversary of the agreement’s effective date, subject to automatic renewal for additional one-year periods unless we give notice to the officer that we do not wish to extend it; (b) the termination of the officer’s employment with us for any reason during the period from the effective date until the date that is ninety (90) days prior to a change in control; (c) the termination of the officer’s employment with us other than by reason of a qualifying termination of employment; or (d) the end of a two-year period following a change in control and the fulfillment by us and the officer of all obligations under the agreement.

Under these agreements, if a change in control (as defined in the applicable agreement) occurs while the officer is our employee, and a qualifying termination of his or her employment with us occurs within the applicable termination period (which (i) in the case of Mr. Bruggeworth is the two-year period following the change in control and including the ninety (90) days prior to the date of the change in control in the case of a termination by us without cause and (ii) in the case of the other NEOs, the period beginning ninety (90) days prior to ending twenty-four (24) months following the change in control), then he or she (or his or her legal representative) is entitled to certain compensation payments and benefits provided he or she has executed a general release of claims. A “qualifying termination” means: (a) our termination of the officer’s employment for a reason other than death, disability or cause; or (b) the officer’s termination of his or her employment for good reason.

A “change in control” is deemed to have occurred under the change in control agreements on the earliest of the following dates:(a) the acquisition by a person or entity of voting control over more than forty percent (40%) of the total voting power of our then outstanding voting stock; (b) a merger, consolidation or reorganization of us, in which holders of our common stock immediately prior to the transaction have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation immediately after the transaction; (c) the sale or disposition of all or substantially all of our assets; or (d) a change in a majority of the Board within a 12-month period unless the nomination for election by our stockholders of each new director was approved by the vote of two-thirds of the members of the Board then still in office who were in office at the beginning of the 12-month period. The Skyworks Merger is anticipated to be a change in control.

The agreements provide that, upon a qualifying termination during the period commencing 90 days prior to and ending 24 months following the occurrence of the change in control, we will pay a lump-sum severance benefit to the officer within 60 days of the date on which their employment is terminated. The severance benefit is equal to the sum of: (a) one and a half times the highest annual rate of the officer’s base salary during the 12-month period before termination (two times in the case of Messrs. Bruggeworth and Brown), (b) one and a half times the officer’s target annual bonus opportunity based on the officer’s target bonus opportunity for the period in which the termination occurs (two times in the case of Messrs. Bruggeworth and Brown) and (c) a prorated annual target bonus for the year in which the qualifying termination occurs.

In addition, the agreements provide that upon a qualifying termination during the period commencing 90 days prior to and ending 24 months following the occurrence of the change in control, all of our stock options, stock appreciation rights or similar stock-based awards held by the officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by us will be removed and such awards will be fully vested, with the performance conditions applicable to any performance-based awards being measured at target performance for Mr. Bruggeworth and the greater of target and actual performance for the other NEOs.

If the officer receives any payments or benefits under the agreement or under any other arrangement with us that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that any

46   2026 Proxy Statement

Executive Compensation

of such payments will be subject to any excise tax pursuant to applicable provisions of the Code, we will pay to the officer either: (i) the full amount of such payments; or (ii) an amount equal to such payments reduced by the minimum amount necessary to prevent any portion of such payments from being an “excess parachute payment” (within the meaning of the Code), whichever amount results in the officer’s receipt, on an after-tax basis, of the greatest amount of payments notwithstanding that all or some portion of the payments may be subject to the excise tax (that is, there is no gross up provision).

The agreements also provide that if the officer elects continuation coverage through our health plan, we will pay or reimburse the officer for the difference between the monthly COBRA premium paid by the officer and the monthly premium amount required to be paid by our active employees for the same level of coverage under our health plan for an 18-month period following termination (a one-year period in the case of Mr. Bruggeworth and a two-year period in the case of Mr. Brown). We will also provide an annual payment equal to the amount necessary to pay any taxes imposed on the officer as a result of the officer’s receipt of health care reimbursements from us.

The agreements also provide that the officer is subject to certain confidentiality, nonsolicitation and noncompetition provisions. In the event the officer fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement. These payments also are subject to “clawback” restrictions in the event of certain prohibited conduct. The following table sets forth information about potential payments to our current NEOs, assuming that their employment was terminated in connection with a change in control of Qorvo as of March 28, 2026, using the closing price per share of our common stock on March 27, 2026 (the last trading day of fiscal 2026) of $77.35. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of our Short-Term Incentive Plan and any portion of base salary that would have been accrued but not yet paid as of March 28, 2026.

Potential Payments Upon a Qualifying Termination in Connection with a Change in Control

Name		Robert A. Bruggeworth ($)	Grant A. Brown ($)	Philip J. Chesley ($)	Steven E. Creviston ($)	Paul J. Fego ($)

Base Salary	(1)	2,132,496	1,314,968	804,245	928,174	840,003

Bonus	(2)	3,411,993	1,183,471	723,820	835,357	756,003

Pro Rata Bonus	(3)	852,998	295,868	241,273	278,452	252,001

Stock Awards	(4)	20,759,270	5,438,479	3,850,870	4,453,581	5,137,664

Benefits Continuation	(5)	5,032	6,653	2,412	3,113	2,412

Total		$27,161,789	$8,239,439	$5,622,620	$6,498,677	$6,988,083

(1)

For Messrs. Bruggeworth and Brown, the amount represents two times the highest annual rate of base salary during the twelve-month period before termination within fiscal year 2026. For the other NEOs, the amount represents one and a half times the highest annual rate of base salary during the twelve-month period before termination within fiscal 2026.

(2)

For Messrs. Bruggeworth and Brown, the amount represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. For the other NEOs, the amount represents one and a half times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. The bonus amounts shown are calculated using the fiscal 2026 base salary rates.

(3)	For each NEO, the amount represents a pro-rata bonus for the year of termination based on target performance during fiscal 2026.

(4)	Represents the intrinsic value of unvested PBRSUs and Service-based RSUs as of March 28, 2026.

(5)

Represents the value of continuing health and welfare based on the monthly premiums paid by Qorvo at March 28, 2026 (for one year with respect to Mr. Bruggeworth, two years with respect to Mr. Brown and 18 months with respect to the other NEOs).

 2026 Proxy Statement 47

Executive Compensation

Potential Payments Upon a Qualifying Termination not in Connection with a Change in Control

Named Executive Officers Other than Mr. Bruggeworth

During fiscal 2026, we adopted an Executive Severance Plan, pursuant to which each of the NEOs (other than Mr. Bruggeworth) would be eligible to receive the following payments upon a qualifying termination of employment not in connection with a change in control: (a) a cash severance payment equal to the executive’s then-current base salary plus annualized target bonus opportunity (paid over 12 months), (b) a pro-rata bonus for the year of termination based on actual performance (paid in a lump sum), (c) COBRA coverage for up to 12 months and (d) one year of continued vesting of outstanding equity awards in exchange for a non-compete.

The receipt of the payments and benefits described above is subject in all cases to the executive’s execution and non-revocation of a release of claims and compliance with post-employment restrictive covenants.

Any benefits payable under an NEO’s change in control agreement will offset any benefits paid to such NEO under the Executive Severance Plan.

Name		Grant A. Brown	Philip J. Chesley	Steven E. Creviston	Paul J. Fego

Cash Severance	(1)	$1,249,220	$1,018,710	$1,175,688	$1,064,004

Pro-Rata Bonus	(2)	254,446	207,495	239,469	216,721

Stock Awards	(3)	1,294,720	957,160	1,113,800	1,260,600

Benefits Continuation	(4)	3,327	2,412	3,113	2,412

Total		$2,801,713	$2,185,777	$2,532,070	$2,543,737

(1)	The amount represents one times the sum of the NEO’s base salary and annualized target bonus opportunity as of March 31, 2026.

(2)	The amount represents a pro-rata bonus for the year of termination based on actual performance during fiscal 2026.

(3)

Represents the intrinsic value of the unvested PBRSUs and Service-based RSUs as of March 28, 2026 that would continue to vest upon a qualifying termination of employment pursuant to the Executive Severance Plan and/or the applicable equity award agreement.

(4)	Represents the value of continuing health and welfare for 12 months, based on the monthly premiums paid by Qorvo at March 28, 2026.

Other Potential Payments Upon Resignation, Termination for Cause, Termination without Cause, Retirement or Constructive Termination

Other than potential receipt of a cash payment worth up to 26 weeks of base salary under our general severance program following an involuntary termination, Messrs. Brown, Chesley, Creviston and Fego are not entitled to any cash payments from Qorvo in the event of their resignation, termination with or without cause, retirement or constructive termination without a change in control. However, their unvested restricted stock units listed below (and based on the intrinsic value as of March 28, 2026) may be subject to acceleration or may continue to vest if and as provided in individual agreements.

Name	Grant A. Brown	Philip J Chesley	Steven E. Creviston	Paul J. Fego

Stock Awards	$5,438,479	$3,850,870	$4,453,581	$5,137,664

48   2026 Proxy Statement

Executive Compensation

Mr. Bruggeworth

In accordance with the terms of his employment agreement, Mr. Bruggeworth would have been entitled to the following payments from Qorvo upon the occurrence of any of the termination events described in the table below as of March 28, 2026. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of March 28, 2026. Although Mr. Bruggeworth is also entitled to change of control benefits under his employment agreement, pursuant to the terms of his employment agreement, any benefits payable under his change in control agreement with Qorvo offset any benefits paid under his employment agreement following his termination.

Robert A. Bruggeworth		Termination of Executive for Any Reason	Termination Due to Death or Total Disability	Termination without Cause or Good Reason	Termination for Cause	Termination by Executive Without Good Reason

Base Salary	(1)	$–	$–	$2,132,496	$ –	$–

Pro Rata Bonus	(2)	–	852,998	733,579	–	–

Special Bonus	(3)	–	–	3,411,993	–	–

Stock Awards	(4)	20,759,270	20,759,270	20,759,270	–	20,759,270

Benefits Continuation	(5)	–	–	5,032	–	–

Total		$20,759,270	$21,612,268	$27,042,370	–	$20,759,270

(1)

With respect to the “Termination without Cause or Good Reason” column, the amount shown represents two times base salary and would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. The base salary amount shown is calculated using the fiscal 2026 base salary rate.

(2)

Represents previously earned but unpaid bonus under our Short-Term Incentive Plan for a completed performance period, which would be payable in a lump sum within 30 days of the termination date. With respect to the “Termination Due to Death or Total Disability” column, the amount payable is the greater of the accrued annual bonus or the accrued target bonus (reflected at target for purposes of the table above), in each case for the performance period in which the termination date occurs, which would be payable in a lump sum within 45 days following the end of the performance period in which the termination date occurs. With respect to the “Termination without Cause or Good Reason” column, the amount shown represents the accrued annual bonus for the performance period in which the termination date occurs, which would be payable within 45 days following the end of the performance period in which the termination date occurs. Under these severance scenarios, all or a portion of the accrued annual bonus may have already been paid or would nevertheless be payable without regard to the nature of Mr. Bruggeworth’s termination.

(3)

With respect to the “Termination without Cause or Good Reason” column, the Special Bonus amount shown represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year in which the termination occurs, which would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. The bonus amount shown is calculated using the fiscal 2026 base salary rate. Mr. Bruggeworth is not entitled to a Special Bonus under the other severance scenarios set forth in the above table.

(4)

Represents the intrinsic value of unvested PBRSUs and Service-based RSUs as of March 28, 2026. With respect to the “Termination of Executive for Any Reason,” “Termination Due to Death or Total Disability,” “Termination Without Cause or Good Reason” and “Termination by Executive Without Good Reason” columns, the amount shown: (a) reflects the value of unvested Service-based RSUs which shall continue to vest if and as provided in an individual award agreement and (b) reflects that if and to the extent performance goals are deemed met, Mr. Bruggeworth shall be deemed to have earned a pro-rata number of PBRSUs for the relevant performance period. With respect to the “Termination for Cause” column, the amount shown: (a) reflects that Mr. Bruggeworth’s unvested Service-based RSUs will be forfeited unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested PBRSUs will be forfeited unless the Compensation Committee determines otherwise.

(5)	Represents the value of continuing health, welfare and other benefits through March 28, 2026, based on the monthly premiums paid by Qorvo as of that date.

 2026 Proxy Statement 49

Executive Compensation

CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. In calculating the pay ratio, SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employment and compensation practices, and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of identifying our median employee, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on January 31, 2026, whether employed on a full-time, part-time, seasonal or temporary basis. We determined that, as of January 31, 2026, our global employee population consisted of 5,468 employees, with 4,065 located in the U.S. and 1,403 located outside the U.S. For purposes of applying the de minimis exemption under Item 402(u) of Regulation S-K, in identifying our median employee, we excluded 234 employees in the following jurisdictions (number of employees excluded in parentheses): Denmark (31), Finland (2), France (146), India (4), Israel (1), Spain (49), and Sweden (1),which represent in the aggregate 4.3% of our global employee population.

We used total cash compensation, consisting of base pay, annual incentive compensation and Company contributions to retirement plans for the 12-month period from February 1, 2025 through January 31, 2026, as our consistently applied compensation measure, and annualized compensation for all permanent employees who did not work for the entire measurement period. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on January 31, 2026, and we did not make any cost-of-living adjustment.

Using the methodology described above, we identified our median employee from our 5,234 employees (excluding the non-U.S. employees under the de minimis exemption, and our CEO). We then calculated this individual’s annual total compensation for fiscal 2026, which was $ 111,422 in accordance with the same requirements for calculation of the annual total compensation of our Named Executive Officers for the Summary Compensation Table.

With respect to the annual total compensation of our CEO, we used the amount reported for our CEO in the “Total” column for fiscal 2026 in the Summary Compensation Table, which was $13,551,627. Based on this information, for fiscal 2026, our CEO’s annual total compensation was 122 times that of the annual total compensation of our median employee.

Our compensation philosophy is to pay our workforce competitively and equitably. We offer competitive pay packages across all geographies based on industry-specific compensation information in the local market, job responsibilities, and individual performance. In general, our compensation programs are applied consistently across the workforce, with a higher percentage of at-risk pay provided to our executives. We believe both our CEO and our employee compensation packages are appropriately structured to attract and retain the talent needed to deliver on our business plan and to drive long-term stockholder value.

50   2026 Proxy Statement

Executive Compensation

Pay versus Performance
As required by SEC rules, we are providing the following disclosure regarding executive “compensation actually paid” and certain Company performance measures for the fiscal years listed below. As indicated below, calculation of the “compensation actually paid” differs significantly from the calculation of total compensation as presented in the Summary Compensation Table. Please refer to the Compensation Discussion and Analysis and related tables and narrative disclosures for more information regarding the
Company’s executive compensation philosophy and
programs
and the Compensation Committee’s decision-making process related to executive compensation matters.
Pay vs Performance Table

Year	Summary Compensation Table Total for PEO 1	Compensation Actually Paid to PEO 1,2	Average Summary Compensation Table Total for Non-PEO NEOs 1	Average Compensation Actually Paid to Non-PEO NEOs 1,2	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions) 5	Non-GAAP Operating Income (CSM) ($ millions) 6
					TSR 3	Peer Group TSR 4

2026	$13,551,627	$18,491,062	$3,654,958	$4,804,212	$40.10	$470.02	$339.0	$797.0

2025	$13,106,962	$5,599,243	$3,419,297	$1,672,197	$37.07	$280.97	$55.6	$637.9

2024	$12,816,409	$16,793,614	$3,357,342	$4,150,475	$59.53	$262.39	$(70.3)	$713.5

2023	$11,693,756	$8,982,429	$2,399,493	$1,075,592	$52.65	$123.69	$103.2	$753.7

2022	$10,072,684	$4,215,605	$3,484,705	$2,286,139	$62.99	$127.50	$1,033.3	$1,551.7

(1)
The principal executive officer (“PEO”) in each covered year is Mr. Bruggeworth. The non-PEO
NEOs for whom the average compensation is presented in this table are, for fiscal 2026, 2025 and 2024, Messrs. Brown, Chesley, Creviston and Fego; for fiscal 2023, Messrs. Brown, Chesley, Creviston, Fego, and Mark Murphy; and for fiscal 2022, Messrs. Chesley, Creviston, Fego and Murphy.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO and our non-PEO
NEOs in the respective fiscal year indicated, and reflect adjustments from total compensation reported in the Summary Compensation Table as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of
Regulation
S-K,
the adjustments made to total compensation reported in the Summary Compensation Table include the following:

	2026
Adjustments to Reported Summary Compensation Table Total for PEO and Non-PEO Named Executive Officers	PEO	Non-PEO Named Executive Officers (Average)
Summary Compensation Table Total	$13,551,627	$3,654,958
Subtract the amounts reported for fiscal 2025 under the Stock Awards and Option Awards columns in the Summary Compensation Table	$(10,799,961)	$(2,525,012)
Add year-end fair value of equity awards granted during fiscal 2025 that are unvested as of fiscal year end	$10,453,699	$2,444,037
Add (subtract) year-over-year change in fair value of equity awards granted prior to fiscal 2025 that are unvested as of year-end	$2,689,730	$603,651
Add (subtract) year-over-year change in fair value of equity awards granted prior to fiscal 2025 that vested during fiscal 2025 (from prior year-end to vesting date)	$2,595,967	$626,578
Add, for incremental cost associated with modification of outstanding vested stock options in fiscal 2025	$–	$–
Total Adjustments	$4,939,435	$1,149,254
Compensation Actually Paid	$18,491,062	$4,804,212

2026 Proxy Statement

Executive Compensation

(3)
Total Shareholder Return, or “TSR”, is calculated by dividing the difference between the Company’s share price at the end of the measurement period by the Company’s share price at the
beginning of the measurement period, assuming that $100 was invested beginning April 3, 2021.

(4)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, assuming that $100 was invested beginning April 3, 2021. The peer group used for this purpose is the S&P 500 Semiconductors Index.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated and combined financial statements for the applicable year.

(6)	Please see Annex A for a reconciliation of the Company-Selected Measure (“CSM”), non-GAAP operating income.
For equity values included in the above tables, the valuation assumptions
used to calculate fair values did not materially differ from those disclosed at the time of the grant.
Financial Performance Measures
As described in greater detail in our Compensation Discussion and Analysis, the Company’s executive compensation program utilizes a variety of metrics for the purposes of evaluating performance and enhancing stockholder value. While a variety of metrics are used to align management’s interests with those of our stockholders, the Company’s short-term incentive plan for fiscal 2026 used two financial performance measures (disclosed below) to determine awards under this plan. In addition, a portion of the equity awards for fiscal 2026 as part of the Company’s long-term incentive program were determined based on achievement of non-GAAP
gross margin performance targets.
In accordance with SEC rules, the three “most important” financial performance measures identified by the Company to link “compensation actually paid” to the Company’s NEOs for the most recently completed fiscal
year, to the Company’s performance are:

●	Revenue

●	Non-GAAP Operating Income

●	Non-GAAP Gross Margin

2026 Proxy Statement

Executive Compensation

Analysis of the Information Presented in the Pay versus
Performance
Table
While the Company utilizes several performance measures (both financial and non-financial
in nature) to align executive compensation with Company performance, not all of these measures are presented in the Pay versus Performance table. Moreover, a substantial majority of the NEOs’ target total direct compensation mix is at-risk
and performance-based and therefore does not specifically align the Company’s performance measures with “compensation actually paid” for a particular year, as computed in accordance with SEC rules. The following charts illustrate the relationships between “compensation actually paid,” as presented in the Pay versus Performance table, and our Company’s financial performance as measured by our net income, non-GAAP
operating income, our TSR and the TSR of our peer group.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid to our PEO
Average Compensation Actually Paid to our Non-PEO NEOs
Net Income
Compensation Actually Paid ($ thousands)
Net Income ($ millions)
$40,000
$30,000
$20,000
$10,000
$0
$1,500
$1,000
$500
$0
-$500
$1,033
$103
($70)
$56
$339
$4,216
$2,286
$8,982
$1,076
$16,794
$4,150
$5,599
$1,672
$18,491
$4,804
2022
2023
2024
2025
2026

Compensation Actually Paid vs. Non-GAAP Operating Income
Compensation Actually Paid to our PEO
Average Compensation Actually Paid to our Non-PEO NEOs
Non-GAAP Operating Income
Compensation Actually Paid ($ thousands)
Non-GAAP Operating Income ($ millions)
$40,000
$30,000
$20,000
$10,000
$0
$2,000
$1,500
$1,000
$500
$0
$1,552
$754
$714
$638
$797
$4,216
$2,286
$8,982
$1,076
$16,794
$4,150
$5,599
$1,672
$18,491
$4,804
2022
2023
2024
2025
2026

2026 Proxy Statement

Executive
Compensation

Compensation Actually Paid vs. Total Shareholder Return (TSR)
Compensation Actually Paid to our PEO
Average Compensation Actually Paid to our Non-PEO NEOs
Qorvo, Inc. — TSR
S&P 500 Semiconductors — TSR
Compensation Actually Paid ($ thousands)
Value of Initial $100 Invested on March 28, 2020 (TSR)
$40,000
$30,000
$20,000
$10,000
$0
$500
$400
$300
$200
$100
$0
$128
$4,216
$63
$2,286
$8,982
$124
$53
$1,076
$262
$16,794
$4,150
$60
$281
$5,599
$1,672
$37
$470
$18,491
$4,804
$40
2022
2023
2024
2025
2026

2026 Proxy Statement

Compensation of Directors

Compensation of Directors

Director Compensation Philosophy

Our philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of our non-employee directors’ compensation should consist of equity-based compensation to further align directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews our director compensation program and makes recommendations to the Board for changes to our program. The following table summarizes the annual compensation paid to our non-employee directors who served on our Board for the year ended March 28, 2026.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($) (3)

Judy Bruner	125,000	224,989	349,989

Richard L. Clemmer	68,379	300,222	368,601

Peter A. Feld	36,399	224,989	261,388

John R. Harding	99,808	224,989	324,797

David Ho (2)	2,192	–	2,192

Christopher Koopmans	68,379	300,222	368,601

Alan S. Lowe	95,000	224,989	319,989

Roderick D. Nelson	104,129	224,989	329,118

Walden C. Rhines	202,500	224,989	427,489

Susan L. Spradley	84,897	224,989	309,886

(1)

Mr. Bruggeworth is not included in this table because during fiscal 2026 he is identified as a named executive officer and received compensation only in his role as CEO during this time, which is reflected in the Summary Compensation Table.

(2)	Mr. Ho resigned from Qorvo’s Board of Directors on April 12, 2025.

 2026 Proxy Statement 55

Compensation of Directors

(3)

These amounts represent the aggregate grant date fair value for restricted stock unit awards granted to the indicated director in fiscal 2026 computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 15 of the Notes to the Consolidated Financial Statements included in the Form 10-K. Outstanding restricted stock unit awards vest on the earlier of (a) one year following the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service as of such date, or as otherwise provided under the terms of the relevant plan and award agreement. The aggregate number of shares that were outstanding and granted during the fiscal year ended March 28, 2026 for each of the directors were as follows:

Name	Aggregate Number of Restricted Stock Unit Awards Outstanding at March 28, 2026 (#)	Number of Restricted Stock Unit Awards Granted in FY26 (#)	Aggregate Number of Option Awards Outstanding at March 28, 2026 (#)

Judy Bruner	2,496	2,496	–

Richard L. Clemmer	2,496	3,833	–

Peter A. Feld	2,496	2,496	–

John R. Harding	2,496	2,496	–

David Ho	–	–	–

Christopher Koopmans	2,496	3,833	–

Alan S. Lowe	2,496	2,496	–

Roderick D. Nelson	2,496	2,496	–

Walden C. Rhines	2,496	2,496	–

Susan L. Spradley	2,496	2,496	–

(4)	Messrs. Clemmer and Koopmans were appointed to our Board of Directors on April 25, 2025, and Mr. Feld’s nomination to the Board of Directors was approved by Qorvo shareholders on August 13, 2025.

Schedule of Director Fees for Fiscal Year Ended March 28, 2026

Compensation Item	Amount ($)

Annual Retainers

Chair of the Board	110,000

Board Service (all directors, including Chair)	95,000

Audit Committee Chair	30,000

Compensation Committee Chair	20,000

Governance and Nominating Committee Chair	15,000

Equity Compensation

In fiscal 2026, each participating non-employee director of the Company who was re-elected received an annual restricted stock unit award, which we refer to as the annual RSU, with a value of approximately $225,000 on the grant date. These annual RSUs vest on the earlier of (a) the first anniversary of the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service as of such date or as otherwise provided under the terms of the relevant plan and award agreement. See “Equity Compensation Plans – 2022 Stock Incentive Plan,” above for more information. Non-employee directors of the Company are also eligible to receive discretionary stock-based awards, which may be granted under the 2022 Plan. No discretionary equity awards were granted to non-employee directors in fiscal 2026.

56   2026 Proxy Statement

Compensation of Directors

Other Compensation

We reimburse all non-employee directors for expenses incurred in their capacity as non-employee directors. Directors may defer all or a portion of their cash retainers by participating in our nonqualified deferred compensation plan. Directors may also elect to defer receipt of shares of our common stock upon vesting. In addition, we offer participation in our group medical insurance program to any non-employee director who agrees to pay the full amount of the premium.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of March 28, 2026, relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity plans (excluding securities reflected in column (a) (3)

Equity compensation plans approved by security holders	2,970,923	–	8,794,076

(1)

Includes shares subject to issuance pursuant to outstanding stock options and restricted stock unit awards if certain performance-based and service-based conditions are met. For more detailed information, see “Performance-Based Restricted Stock Unit Awards” and “Service-Based Restricted Stock Unit Awards” under “Compensation Discussion and Analysis – Compensation Elements,” above.

(2)	The weighted-average exercise price does not take into account restricted stock unit awards because such awards do not have an exercise price.

(3)

The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under our 2022 Plan. For a more detailed discussion of these and other equity plans that have been approved by our stockholders, see “Equity Compensation Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the ESPP.

 2026 Proxy Statement 57

Proposal 3 – Ratification of Appointment of Qorvo’s Independent Registered Public Accounting Firm

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF QORVO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, and evaluates the independent auditor’s qualifications, performance and independence, including that of the lead audit partner.

The Audit Committee has appointed Ernst & Young LLP (“EY”) to audit the consolidated financial statements of Qorvo for fiscal 2027. EY, an independent registered public accounting firm, has served as Qorvo’s independent auditor since fiscal 2019. Prior to its appointment, the Audit Committee engaged in an annual evaluation of the independent registered public accounting firm. In its evaluation, it considers, in part, whether the retention of the firm is in the best interests of our company and our stockholders, taking into account the firm’s quality of service and experience, the firm’s institutional knowledge, the firm’s global capabilities, the sufficiency of the firm’s resources, the quality of the communication with the firm, its length of service to the Company and the firm’s independence and objectivity. After assessing the qualifications, performance, and independence of EY, the Audit Committee believes that retaining EY is in the best interests of our Company.

Although stockholder ratification of the appointment is not required by law, we seek to solicit ratification as a matter of good governance. A representative from EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders. If the appointment of EY is not approved by a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2027.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 3, 2027.

Independent Registered Public Accounting Firm Fee Information

The following table shows the aggregate fees that were paid or accrued for the audit and other services provided by EY for fiscal years 2026 and 2025.

	2026 ($)	2025 ($)

Audit Fees	2,980,000	2,816,000

Audit-Related Fees	–	–

Tax Fees	101,000	113,000

All Other Fees	–	–

Total	3,081,000	2,929,000

Audit Fees. This category includes fees for: (a) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; (b) the audit of our internal control over financial reporting; and (c) services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Tax Fees. This category consists of professional services rendered by our independent registered public accounting firm for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, tax planning, research and technical tax advice.

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to EY in fiscal years 2026 and 2025, and the proposed non-audit related services and proposed fees for fiscal 2026 and has determined that such services and fees are compatible with the independence of EY. All services were approved by the Audit Committee prior to such services being rendered.

58   2026 Proxy Statement

Proposal 3 – Ratification of Appointment of Qorvo’s Independent Registered Public Accounting Firm

Pre-Approval Policies and Procedures

The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount, for each identified service that may be provided by the independent registered public accounting firm. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee. The Audit Committee has authorized management to engage accounting firms other than EY to perform certain audit-related, tax and other non-audit services. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit, audit-related, tax and other permissible non-audit services to be provided by EY in an amount not to exceed $50,000.

Report of the Audit Committee

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board of Directors has determined that each of Ms. Bruner and Mr. Harding is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and maintaining effective internal control over financial reporting. The independent registered public accounting firm is responsible for performing an audit of the Company’s annual financial statements and of the effectiveness of its internal control over financial reporting and expressing opinions on both in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of the financial statements and the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, enterprise risk management, privacy and information security, performance of our internal audit function and the independent registered public accounting firm qualifications, by meeting regularly with the independent registered public accounting firm, our senior management and our internal audit, financial, and legal personnel. The Audit Committee is also involved in the selection of the lead engagement partner in conjunction with the mandated regular rotation of the lead audit partner in accordance with SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of our internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 28, 2026 for filing with the SEC. This report has been prepared by members of the Audit Committee:

Judy Bruner (Chair)

Peter A. Feld

John R. Harding

Christopher R. Koopmans

Roderick D. Nelson

 2026 Proxy Statement 59

Proposal 4 – Stockholder Proposal Regarding Right to Act by Written Consent

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING RIGHT TO ACT BY WRITTEN CONSENT

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he owns no less than 30 shares of Qorvo common stock, has notified Qorvo that he will present the following proposal at the Annual Meeting. Other than minor formatting changes, we are reprinting the proposal as it was submitted, and we have not endeavored to correct any erroneous statements or typographical errors contained therein:

The Stockholder’s Resolution

Proposal 4 – Stockholder Right to Act by Written Consent

Stockholders request that the Board of directors take the necessary steps to permit written consent by the stockholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all stockholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which stockholders hold their shares).

This includes stockholder ability to initiate any appropriate topic for written consent. This includes that any associated request for a record date shall have the lowest allowable percent of shares. This includes that written consent not include a solicitation clause mandating a certain percent of shares be solicited unless legally required.

Stockholders acting by written consent is a means that stockholders of a company can use to put forth a proposal on a timely basis without waiting for the next annual stockholder meeting.

Many companies fail to understand that written consent is structured only for issues that have overwhelming stockholder support.

Written consent is a stockholder right that requires the formal backing of a majority of all shares outstanding. This majority support requirement in reality is much more than majority support because it is not economically possible to contact a significant percent of QRVO shares to get their formal backing. Thus for an issue to still get majority support from all shares outstanding under written consent it could need 70% to 80% support from the QRVO shares that it is economically possible to reach.

Yet many companies incorrectly give the impression that written consent gives too much influence to a minority. The only role for a minority with written consent is to initiate a proposal that has a chance of obtaining 70% to 80% QRVO stockholder support. Unless there is 70% to 80% QRVO stockholder support an issue fails.

Please vote yes:

Stockholder Right to Act by Written Consent – Proposal 4

Qorvo’s Board of Directors’ Statement in Opposition to Proposal 4:

Consistent with its strong commitment to the careful consideration of investor views, the Board recognizes that the ability of stockholders to engage on issues is an important right. The Board believes that the Company’s existing stockholder rights, including the stockholder right to call special meetings, offer a more transparent, informed and equitable mechanism for stockholders to raise matters for consideration than the proposal.

The Board has concluded that providing for a right to act by written consent would not be in the best interests of the Company’s stockholders. The Board recommends a vote AGAINST the proposal for the following reasons:

Our governance practices provide stockholders meaningful ways to participate in the decision-making process.

Our robust corporate governance practices protect stockholder rights, provide effective processes for stockholders to communicate with our Board, management and other stockholders, promote transparency and accountability of the Board, and demonstrate that the Company is responsive to stockholder concerns. These practices include:

●	Special meetings may be called by stockholders who collectively hold 25% or more of the voting power of our common stock;

●	Our Bylaws provide a proxy access right that conforms to market practice;

●	Our Board of Directors is elected by our stockholders on an annual basis;

●	We have a majority vote standard for uncontested director elections;

●	Our Board Chair is independent, as are each of the directors on our Audit, Compensation, and Governance and Nominating Committees;

60   2026 Proxy Statement

Proposal 4 – Stockholder Proposal Regarding Right to Act by Written Consent

●	Executive sessions of independent directors are held at all regularly scheduled meetings of the Board with no members of management present;

●	Our Governance Guidelines require our CEO to own Company stock equal to 5x of salary; and directors to own shares equal to 5x of their annual retainer;

●	Annual Board and Committee self-evaluations

●	Annual CEO evaluation process led by the Chair of the Governance and Nominating Committee; and

●	Individual director peer evaluations conducted on a biennial basis.

We regularly receive feedback from our investors and will continue to foster an open dialogue with stockholders regarding corporate governance and take appropriate actions where the long-term interest of all stockholders is best served.

Actions taken through a meeting, whether at an annual or special meeting of stockholders, offer critical protections and benefits to stockholders that are absent from the written consent process.

The stockholder meeting process ensures that all stockholders have an opportunity to receive notice and participate in open and transparent discussions in connection with any proposed action. Stockholders are provided with comprehensive disclosure through proxy materials to inform their decision-making process and serve stockholders’ interests. Additionally, the Board believes that any matter significant enough to warrant stockholder action should be formally and transparently addressed at a meeting of stockholders.

For these reasons, the Board believes that our Bylaw provision, with its current ownership threshold that permits stockholders collectively owning at least 25% of the voting power of our common stock to call special meetings, is in the Company’s and our stockholders’ best interest.

At our 2025 annual meeting, stockholders rejected a stockholder proposal to implement special meeting rights at a 10% ownership threshold. This demonstrates our stockholders’ agreement with our deliberate, engaged and balanced approach to governance enhancements.

In contrast, this proposal increases the risk that a single stockholder or small group of stockholders, including those who may accumulate short-term or borrowed voting positions, could initiate a written consent to advance agendas that are not aligned with the long-term interests of the Company or its stockholders, without notice to all stockholders and without the benefit of enabling all stockholders to participate. This approach could disenfranchise those stockholders who are not given the opportunity to participate in the written consent process and result in confusion and disruption, as different stockholder groups would be able to solicit multiple written consents simultaneously.

Additionally, the Board may not have the opportunity to provide its views to stockholders with respect to proposed actions by written consent. As a result, it can be difficult for solicited stockholders to make an informed decision on these matters. The Board believes that these possible outcomes are contrary to principles of transparency, fair and accurate disclosure, and good corporate governance. Beyond the special meeting rights, stockholders currently have significant year-round opportunities to bring matters to the attention of the Company, our Board, and other stockholders.

For these reasons, the Board considers the proponent’s proposal not to be in the best interests of the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

 2026 Proxy Statement 61

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Qorvo’s common stock as of June 2, 2026 (unless otherwise indicated) by (a) each person known by Qorvo to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and nominee for director, (c) the NEOs, and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 2, 2026, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of June 2, 2026, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of all listed stockholders is c/o Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. None of our directors or executive officers has pledged our common stock. The percentage of our common stock beneficially owned is based on 88,215,727 shares outstanding as of June 2, 2026.

Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc. (1)	9,814,278	11.13%
Vanguard Portfolio Management (2)	5,806,172	6.58%
Entities affiliated with Starboard Value LP (3)	5,611,526	6.36%
Robert A. Bruggeworth	147,663	*
Walden C. Rhines (4)	99,130	*
Steven E. Creviston	82,412	*
Paul J. Fego	28,267	*
Susan L. Spradley	9,528	*
Judy Bruner	7,703	*
Roderick D. Nelson	7,692	*
Jack R. Harding	5,494	*
Alan Lowe	2,410	*
Rick Clemmer	1,587	*
Philip Chesley	1,337	*
Chris Koopmans	868	*
Grant A. Brown	834	*
Peter Feld (5)	–	*
All current directors and executive officers as a group (16 persons)	432,497	*

*	Indicates less than one percent

(1)

Based upon information set forth in a Schedule 13G/A filed with the SEC on October 17, 2025 by BlackRock, Inc. reporting the sole power to vote or direct the vote of 9,595,753 shares and the sole power to dispose and to direct the disposition of 9,814,278 shares. The address of the reporting person is 50 Hudson Yards, New York, NY 10001.

(2)

Based upon information set forth in a Schedule 13G filed with the SEC on April 29, 2026 by Vanguard Portfolio Management reporting the sole power to vote or direct the vote of 10,156 shares and the sole power to dispose and to direct the disposition of 5,806,172 shares. The address of the reporting person is 100 Vanguard Blvd, Malvern, PA, 19355.

(3)

Based on information set forth in a Schedule 13D/A filed on June 2, 2026 by Starboard Value LP. Based on such filing, (i) Starboard Value LP has sole voting and dispositive power with respect to 5,611,526 of the reported shares, (ii) Starboard Value & Opportunity Master Fund Ltd (“Starboard V&O Fund”) has sole voting and dispositive power with respect to 2,424,637 of the reported shares, (iii) Starboard Value & Opportunity S LLC (“Starboard S LLC”) has sole voting and dispositive power with respect to 388,431 of the reported shares, (iv) Starboard Value & Opportunity Master Fund L LP (“Starboard L Master”) has sole voting and dispositive power with respect to 187,790 of the reported shares, (v) Starboard Value L LP (“Starboard L LP”) has sole voting and dispositive power with respect to 187,790 of the reported shares, (vi) Starboard Value R GP LLC (“Starboard R GP”) has sole voting and dispositive power with respect to 187,790 of the reported shares, (vii) Starboard X Master Fund Ltd (“Starboard X Master”) has sole voting and

62   2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

dispositive power with respect to 601,136 of the reported shares, (viii) Starboard G Fund, L.P. (“Starboard G LP”) has sole voting and dispositive power with respect to 1,191,067 of the reported shares, (ix) Starboard Value G GP, LLC (“Starboard G GP”) has sole voting and dispositive power with respect to 1,191,067 of the reported shares, (x) Starboard Value A LP (“Starboard A LP”) has sole voting and dispositive power with respect to 1,191,067 of the reported shares, (xi) Starboard Value A GP LLC (“Starboard A GP”) has sole voting and dispositive power with respect to of the reported shares, (xii) Starboard Value GP LLC (“Starboard GP LLC”) has sole voting and dispositive power with respect to 5,611,526 of the reported shares, (xiii) Starboard Principal Co LP (“Principal Co”) has sole voting and dispositive power with respect to 5,611,526 of the reported shares, (xiv) Starboard Principal Co GP LLC (“Principal GP”) has sole voting and dispositive power with respect to 5,611,526 of the reported shares, (xv) Jeffrey C. Smith has shared voting and dispositive power with respect to 5,611,526 of the reported shares, and (xiv) Peter A. Feld has sole voting and dispositive power with respect to 2,496 reported shares and shared voting and dispositive power with respect to 5,611,526 of the reported shares. Starboard Value LP is the investment manager of Starboard V&O Fund and Starboard X Master, and the manager of Starboard S LLC. Starboard L LP is the general partner of Starboard L Master. Starboard R GP is the general partner of Starboard Value R LP and Starboard L LP. Starboard GP LLC is the general partner of Starboard Value LP. Starboard G GP is the general partner of Starboard G LP. Starboard A LP is the general partner of Starboard G GP. Starboard A GP is the general partner of Starboard A LP. Principal Co is a member of Starboard GP LLC. Principal GP is the general partner of Principal Co. Jeffrey C. Smith and Peter A. Feld are each a of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. The address of the reporting persons is 777 Third Avenue, 18th Floor, New York, New York 10017.

(4)	Includes 29,888 shares of common stock held in a trust for which Dr. Rhines has sole dispositive power. Dr. Rhines disclaims beneficial ownership of these 29,888 shares.

(5)

5,611,526 shares of common stock are held by certain managed accounts and private investment funds (collectively, the “Starboard Accounts”) to which Starboard Value LP (“Starboard”) serves as the investment manager or manager and may be deemed to beneficially own such securities, as described in footnote 2 above. Mr. Feld is a Managing Member, Portfolio Manager and Head of Research of Starboard and may be deemed to share voting and dispositive power over the securities held in the Starboard Accounts. Starboard’s principal business address is 777 Third Avenue, New York, New York 10017.

 2026 Proxy Statement 63

Related Person Transactions

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Board maintains a written policy regarding transactions that involve Qorvo and any of our executive officers, directors, director nominees or five percent or greater stockholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to Qorvo than, transactions that would be available from unaffiliated parties.

The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, in order for such transactions to be timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which Qorvo was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to determine whether the proposed transaction is in the best interest of Qorvo and its stockholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (a) the benefits to Qorvo; (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the proposed related person transaction; and (e) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Governance and Nominating Committee may, from time to time as it determines in its discretion to be appropriate, review periodically any previously approved or ratified related person transaction to determine if it is in the best interests of Qorvo and our stockholders to continue, modify or terminate such related person transaction.

There were no related-person transactions that would require disclosure under Item 404 of Regulation S-K since March 29, 2025.

64   2026 Proxy Statement

Proposals for the 2027 Annual Meeting

PROPOSALS FOR THE 2027 ANNUAL MEETING

Because of the Skyworks Merger discussed above, which was approved at a special meeting of our stockholders held on February 11, 2026, it is not certain that Qorvo will hold an annual stockholder meeting in 2027. However, if Qorvo does hold a 2027 annual stockholder meeting, stockholders may submit proposals and director nominations for consideration at the 2027 annual stockholder meeting pursuant to the following procedures.

Proposals for Inclusion in our Proxy Statement

Pursuant to SEC Rule 14a-8, under certain conditions, stockholders may request that we include a proposal in our proxy materials for our annual meeting of Qorvo stockholders. Any stockholder desiring to include a proposal in our proxy materials pursuant to Rule 14a-8 must ensure that our Secretary receives the proposal at our principal executive offices (located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421) not later than February 26, 2027 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to our 2027 annual meeting.

Director Nominations for Inclusion in our Proxy Statement

If a stockholder desires to propose a director candidate for nomination to the Board of Directors pursuant to our proxy access bylaw provisions, our bylaws provide that the stockholder must deliver timely advance written notice of such nomination to our Secretary at our principal executive offices. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on February 26, 2027 and not earlier than the close of business on January 27, 2027.

Other Stockholder Proposals and Director Nominations

If a stockholder desires to propose any business at the meeting or propose a director candidate for nomination to the Board of Directors (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions), our bylaws provide that the stockholder must deliver timely advance written notice of such business to our Secretary at our principal executive offices. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on April 13, 2027 and not earlier than March 14, 2027.

Each item of business proposed by a stockholder, including director nominations, must be made in accordance with our bylaws and any other applicable law, rule or regulation. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 19 of this proxy statement. If written notice is not given in accordance with these requirements, the proposal or nomination will be considered deficient or untimely, as applicable, and Qorvo may exclude such business, including director nominations, from consideration at the meeting.

 2026 Proxy Statement 65

Questions and Answers about the Annual Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. WHY AM I RECEIVING THESE PROXY MATERIALS?

We sent you this proxy statement and the enclosed proxy card or voting instruction form because the Board is soliciting your proxy to vote your shares at the Annual Meeting, or any adjournment or postponement thereof. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction form or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed proxy card or voting instruction form. If you are a beneficial owner of our shares, you will receive instructions from your brokerage firm, bank or nominee with information on how to vote your shares.

2. WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At the Annual Meeting, stockholders will vote upon the matters outlined in the Notice of 2026 Annual Meeting of Stockholders, which are:

1.	To elect the 10 director nominees named in this proxy statement to serve a one-year term and until her/his successor has been duly elected and qualified, or her/his earlier resignation or removal.

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, or “NEOs.”

3.	To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for fiscal year ending April 3, 2027.

4.

If properly presented at the meeting, to vote on a proposal submitted by a stockholder to consider and conduct an advisory (non-binding) vote on a proposal submitted by a stockholder to amend the Company’s articles of incorporation to permit written consent by the stockholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all stockholders entitled to vote thereon were present and voting.

5.	To transact such other business that may properly come before the meeting by or at the direction of the Board.

The Board is not aware of any other matters to be presented at the Annual Meeting. In addition, our management will respond to questions from stockholders following the adjournment of the formal business at the Annual Meeting.

The Board recommends voting “FOR” all of the Board’s nominees on Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4 using the enclosed proxy card or voting instruction form.

3. HOW DOES THE PENDING MERGER AGREEMENT WITH SKYWORKS SOLUTIONS, INC. IMPACT THE ANNUAL MEETING?

The Annual Meeting does not relate to the pending merger agreement with Skyworks, which was adopted at a special meeting of stockholders held on February 11, 2026. Until the Skyworks Merger is completed, Qorvo will continue to function as an independent public company and therefore we are filing this proxy statement and proxy notice in the ordinary course.

4. WHEN AND WHERE WILL THE ANNUAL MEETING BE HELD?

The Annual Meeting is scheduled to be held on August 11, 2026, at 8:00 am Central Daylight Time at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, TX 75024.

5. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is the close of business on June 16, 2026. Owners of record of our Common Stock, par value $0.0001 per share (“common stock”) at the close of business on the record date are entitled to:

●	receive notice of the Annual Meeting; and

●	vote at the Annual Meeting in accordance with our certificate of incorporation and bylaws.

At the close of business on June 16, 2026, there were 88,218,005 shares of our common stock outstanding, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting. There is no cumulative voting, and the holders of the common stock vote together as a single class. Stockholders do not have appraisal rights under Delaware law in connection with this proxy solicitation.

66   2026 Proxy Statement

Questions and Answers about the Annual Meeting and Voting

6. WHO MAY ATTEND THE ANNUAL MEETING?

All stockholders of record who owned shares of common stock on the record date, or their duly appointed proxies, may attend the Annual Meeting, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. If you decide to attend the meeting in person, you will need to present government-issued photo identification. After confirmation that you are a registered holder of Qorvo common stock as of the record date, you will be allowed to attend our Annual Meeting. If you are not a registered holder, please be sure that you bring your government-issued photo identification as well as either (i) a legal proxy from your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of Qorvo common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting), to present to the registration desk upon your arrival. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you also will need to bring a copy of a statement reflecting your share ownership as of June 16, 2026.

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by voting via the Internet or by telephone or by completing and signing, the enclosed proxy card or voting instruction form and returning it in the postage pre-paid envelope provided, as soon as possible.

7. WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

A majority of our outstanding shares entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting to hold a valid meeting. This is called a “quorum.”

You may vote “For,” “Against” or “Abstain” with respect to each Proposal. Abstentions will be counted towards the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

If you are a beneficial owner holding your shares in “street name” then only the broker, bank or other stockholder of record can vote your shares unless you obtain a valid legal proxy from the broker, bank or other stockholder of record, or are otherwise provided with a separate means to vote your shares (such as a control number provided via email or on your voting instruction form). Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present.

8. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

Most stockholders hold their shares through a brokerage firm, bank or other nominee (i.e., in “street name”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those held in street name.

●	Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.”

●

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in “street name.” If you are a street name stockholder, you will be forwarded proxy materials by your brokerage firm, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your brokerage firm, bank or other nominee how to vote. Your brokerage firm, bank or other nominee has provided a voting instruction form for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you fail to provide sufficient instructions to your brokerage firm, bank or other nominee, they may be prohibited from voting your shares. See “If I am a street name stockholder, will my shares be voted if I do not provide instructions?” as described in Question 12 below.

9. WHAT DIFFERENT METHODS CAN I USE TO VOTE?

Although stockholders holding shares as of the record date may vote in person at the Annual Meeting, we strongly encourage all stockholders to vote their shares prior to the meeting.

If you vote via the Internet or by telephone, please do not return your proxy card. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m., EDT, on August 10, 2026. Stockholders who vote via the Internet or by telephone may incur costs, such as telephone and Internet access charges, for which the stockholder is responsible.

Stockholders of Record: Stockholders of record may (1) vote their shares in person at the Annual Meeting by completing a ballot; or (2) submit a proxy to have their shares voted by one of the following methods:

●

By Internet. You may submit a proxy electronically on the Internet by going to www.proxyvote.com and following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day.

 2026 Proxy Statement 67

Questions and Answers about the Annual Meeting and Voting

●

By Telephone. You may submit a proxy by telephone by calling 1-800-690-6903 toll-free. Please have your proxy card in hand when you call, as you will need the control number. Telephone voting facilities will be available 24 hours a day.

●	By Mail. If you received a paper copy of the proxy materials by mail, you may indicate your vote by completing, signing and returning your proxy card in the enclosed postage-paid reply envelope.

Street Name Stockholders: Street name stockholders may generally vote their shares by one of the following methods:

●

By the Methods Listed on the Voting Instruction Form. Please refer to the voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may vote by telephone or on the Internet, following the instructions provided by the record holder.

●

In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

●	If your shares are held in “street name” and you wish to revoke or change your vote, you should contact your broker, bank or nominee and follow its procedures for changing your voting instructions.

If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

10. WILL MY SHARES BE VOTED IF I DO NOTHING?

If your shares of our common stock are registered in your name, you must sign and return a proxy card or submit a proxy by telephone or by Internet in order for your shares to be voted.

If your shares of our common stock are held in “street name,” that is, held for your account by a broker, bank or other nominee, and you do not instruct your broker, bank, or other nominee how to vote your shares, then your broker, bank, or other nominee would not have discretionary authority to vote your shares on Proposals 1, 2 and 4. If your shares of our common stock are held in “street name,” your broker, bank or nominee has enclosed a voting instruction form with this proxy statement. We strongly encourage you to authorize your broker, bank or other nominee to vote your shares by following the instructions provided on the voting instruction form.

To return your voting instruction form to your broker, bank or other nominee, simply sign and return the enclosed voting instruction form in the accompanying postage pre-paid envelope, or vote by telephone or via the Internet in accordance with the instructions on the voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy “FOR” all of the Board’s nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4 by using the enclosed proxy card or voting instruction form to vote TODAY by Internet, by telephone or by signing and returning the enclosed proxy card or voting instruction form in the envelope provided. If your shares are held in “street name,” you should follow the instructions on the voting instruction form provided by your broker, bank or other nominee and provide specific instructions to your broker, bank or other nominee to vote as described above.

Even if you plan to attend the Annual Meeting, we recommend you also submit your proxy so that your vote will count if you are unable to attend the meeting. Submitting your proxy via Internet, telephone or mail does not affect your ability to vote in person at the Annual Meeting.

11. WHAT IF I AM A STOCKHOLDER OF RECORD AND I DON’T SPECIFY A CHOICE FOR A MATTER WHEN RETURNING MY PROXY?

A validly executed proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a validly executed proxy card, but do not indicate how your shares should be voted and do not revoke your proxy, your shares will be voted as follows:

●

FOR the election of the 10 director nominees named in this proxy statement to serve a one-year term and until her/his successor has been duly elected and qualified, or her/his earlier resignation or removal;

●	FOR the approval, on a non-binding advisory basis, of the compensation of our NEOs;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending April 3, 2027; and

●	AGAINST the stockholder proposal.

68   2026 Proxy Statement

Questions and Answers about the Annual Meeting and Voting

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy on such matters to the extent authorized by Rule 14a-4(c). The Board knows of no matters, other than those previously described, to be presented for consideration at the Annual Meeting.

12. IF I AM A STREET NAME STOCKHOLDER, WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS?

In some cases, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Specifically, brokerage firms, banks, and nominees have the authority under the applicable stock exchange rules to cast votes on certain “routine” matters if they do not receive instructions from the beneficial holder.

Typically, ratification of the appointment of the independent registered public accounting firm is considered a routine matter for which a brokerage firm may vote shares for which it has not received voting instructions. This is called a “broker discretionary vote.” When a proposal is not a routine matter and a brokerage firm, bank, or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm, bank, or other nominee cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1, 2 and 4 are not considered routine matters.

13. WHAT VOTES ARE NEEDED FOR EACH PROPOSAL TO PASS AND IS BROKER DISCRETIONARY VOTING ALLOWED?

Election of Directors (Proposal 1). For the election of directors at this Annual Meeting, which is an uncontested election, votes may be cast “FOR,” “AGAINST,” or “ABSTAIN.” Our bylaws provide that, in uncontested director elections, the director nominees receiving a majority of the votes cast will be elected as directors. This means that if a quorum is present at the Annual Meeting and the number of director nominees does not exceed the number of directors to be elected (i.e., the election is uncontested), a director nominee will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Advisory Vote on Executive Officer Compensation (Proposal 2). For the advisory vote on executive officer compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved by an affirmative vote of a majority of our shares represented in person or by proxy and entitled to vote thereon. Broker discretionary votes are not allowed. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 3). For the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved by an affirmative vote of a majority of our shares represented in person or by proxy and entitled to vote thereon. Abstentions will have the same effect as votes against this proposal. Broker discretionary votes are allowed.

Stockholder Proposal (Proposal 4). For the Stockholder Proposal, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved by an affirmative vote of a majority of our shares represented in person or by proxy and entitled to vote thereon. Broker discretionary votes are not allowed. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

Other Items. Pursuant to our bylaws, written notice by stockholders of qualifying nominations for election to the Board, or other business proposals, must have been received by our Corporate Secretary not later than 5:00 p.m., Eastern time, on April 15, 2026. We did not receive any such notices of nominations and no other nominations for election to the Board, or other business proposals, may be made by stockholders at the Annual Meeting.

14. WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE ANNUAL MEETING?

If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting to the extent authorized by Rule 14a-4(c). Under the provisions of our bylaws and Rule 14a-8 promulgated under the Exchange Act, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

 2026 Proxy Statement 69

Questions and Answers about the Annual Meeting and Voting

15. CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

●	voting again by telephone or through the Internet;

●	requesting, completing and mailing in a new paper proxy card;

●	filing a notice of revocation to our Corporate Secretary, which must be received before the Annual Meeting; or

●	attending the Annual Meeting and voting in person (merely attending the Annual Meeting will not revoke a prior submitted proxy).

If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your broker, bank or other nominee.

16. WHAT ARE THE COSTS OF THIS PROXY SOLICITATION?

This solicitation is being made by mail and may also be made in person or by telephone or Internet, by our investment relations employees, directors and certain officers and other employees on behalf of Qorvo, in the normal conduct of their duties and without additional compensation. We may also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically.

We will pay all expenses incurred in this solicitation, but none of our officers or employees will receive any additional or special compensation for soliciting proxies. Brokerage firms, banks, and other nominees are requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. We have retained Broadridge Investor Communications Solutions, Inc. to assist in the distribution of the proxy materials and we will reimburse Broadridge for its reasonable costs in the preparation and distribution of proxy materials to shareholders.

In addition, we have retained Innisfree M&A Incorporated to solicit proxies for which it will receive a fee of $25,000 plus the reimbursement of reasonable expenses.

17. HOW CAN I REACH THE COMPANY TO REQUEST MATERIALS FOR THE ANNUAL MEETING?

Some brokerage firms, banks or other nominee record holders may be participating in the practice of “householding” annual reports, proxy statements and Notices of Internet Availability of Proxy Materials. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in the same household.

We will promptly deliver, without charge, a separate copy of our Annual Report on Form 10-K, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder upon request submitted in writing to Qorvo at the following address: Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Our 2026 Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and proxy statement are also available free of charge at the Company’s website at https://ir.qorvo.com/annual-reports-proxies.

Any stockholder who wants to receive separate copies of our Annual Report on Form 10-K and proxy materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her broker, bank or other nominee record holder, or contact Qorvo at the above address and telephone number.

18. WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE MEETING?

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Innisfree M&A Incorporated, at

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free at (877) 687-1871

Brokers, banks, and other nominees may call collect at (212) 750-5833

70   2026 Proxy Statement

Annex A

Annex A – Non-GAAP Financial Measures

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Twelve Months Ended
(Dollars in millions)	March 28, 2026

GAAP gross profit/margin	$1,688.1	45.9%

Stock-based compensation expense	23.3	0.6%

Amortization of acquired intangible assets	75.5	2.1%

Restructuring-related charges	13.8	0.4%

Settlements, gains/losses and certain other charges	(1.9)	(0.1%	)

Non-GAAP gross profit/margin	$1,798.8	48.9%

	Six Months Ended
(In millions)	March 28, 2026	September 27, 2025

GAAP operating income	$223.7	$187.8

Stock-based compensation expense	53.2	82.9

Amortization of acquired intangible assets	42.0	43.0

Restructuring-related charges	12.0	38.7

Goodwill and intangible asset impairments	82.4	–

Merger-related costs	22.8	–

Settlements, gains/losses and certain other charges	1.8	8.5

Short-term incentive award adjustments (1)	(0.9)	(0.9)

Non-GAAP operating income	$437.0	$360.0

(1)	This adjustment relates to the difference between the actual payout compared to the short-term incentive award accruals recorded in prior periods.

In addition to disclosing financial measures in accordance with generally accepted accounting principles (“GAAP”), this Proxy Statement contains non-GAAP gross profit, non-GAAP gross margin and non-GAAP operating income. The non-GAAP financial measures exclude stock-based compensation expense, amortization of acquired intangible assets, restructuring-related charges, goodwill and intangible asset impairments, merger-related costs, and settlements, gains/losses and certain other charges.

These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. We believe these non-GAAP financial measures provide additional insight into our operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our ongoing operations and enable more meaningful period-to-period comparisons.

These non-GAAP measures are used by management to develop an operating plan, which is approved by our Board of Directors. In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing gross margin and operating margin. In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and other operating expenses. Also, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.

 2026 Proxy Statement A-1

Annex A

We believe that excluding the impact of stock-based compensation expense assists management and investors in evaluating the period-over-period performance of our ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to our operational performance during the period in which the expense is incurred and generally are outside the control of management. We view amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company’s research and development efforts, trade names, and customer relationships, as items arising from pre-acquisition activities, determined at the time of an acquisition, rather than ongoing costs of operating our business. We also believe that restructuring-related charges, goodwill and intangible asset impairments, merger-related costs, and settlements, gains/losses and certain other charges do not constitute part of our ongoing operations and therefore the exclusion of these items provides management and investors with better visibility into the actual costs required to generate revenues over time and facilitates a useful evaluation of our historical and projected performance.

A-2   2026 Proxy Statement

7628 Thorndike Road | Greensboro, NC 27409

www.qorvo.com

Qorvo all around you Qorvo, NC c/o Broadridge po box 1342 BENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE BY INTERNET-www.proxynda.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59pm East Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Qova, Inc. in Maling proxy materials you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery please follow the instructions above to vote using the internet and when prompted indicate that you agree to receive or access proxy materials electronically in future years VOTE BY PHONE-1-800-620-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59pm. Et Daylight Time the day before the meeting date. Have your proxy cand in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, olo Broadridge, 51 Mercedes Way. Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: QORVO, INC. TO0981-P54558 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS BORTIONS ONLY The Board of Directors recommends a vote “TOR” each of the company nominees listed in Proposal 1. 1. Election of Directors Nominees 1a. Robert A. Bruggeworth 1b. Judy Bruner 1. Richard L. Clemmer 1d. Peter A. Feld 16. John R. Harding 11. Christopher R. Koopmans 19. Alan S. Lowe 1h. Roderick D. Nelson 1i. Dr. Walden C. Rhines For Against Abstain The Board of Directors recommends a vote “FOR” Proposals 2 and 3. For Against Abstain 2. To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as disclosed in the proxy statement). 3. To ratify the appointment of Emit & Young LLP as Qorvo Inc. independent registered public accounting firm for the fiscal year ending April 3, 2027. The Board of Directors recommends a vote “AGAINST For Against Abstain Proposal 4. 4. To consider a stockholder proposal relating to actions by written consent of Qorvo, Inc.’s stockholders, il properly presented. The shares represented by this proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “TOR” each of the director nominees listed in Proposal 1 and “FOR” Proposals 2 and 3 and “AGAINST Proposal 4. If any other matters properly come before the meeting, the person named in this proxy (or their substitutes) will vote in their discretion 1j. Susan L Spradley Please sign your name exactly as it appears heen. When signing as attorney executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy should sign. If a signer is an entity please sign in full entity name by a duly authorized officer or person. Signature [PLEASE SKIN WITHIN BOX) Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. T00982-P54558 QORVO, INC. 2026 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Robert A. Bruggeworth or Jason K. Givens, or any one of them, with full power of substitution, and re-substitution, to represent the undersigned at the 2026 Annual Meeting of Stockholders of Qorvo, Inc. (the “Company”) on August 11, 2026, at 8:00 AM. (Central Time), and at any adjournments, postponements, reschedulings, or continuations thereof (the “Annual Meeting”), and to vote at such meeting the shares which the undersigned would be entitled to vote if present. This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors of the Company. If any other matters are properly presented for consideration at the Annual Meeting of Stockholders, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE COMPANY NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 and 3, “AGAINST” PROPOSAL 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES (OR THEIR SUBSTITUTES) ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE